Filed Pursuant to Rule 424(b)(5)
Registration No. 333-248531

The information contained in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is part of an effective registration statement filed with the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated March 19, 2021

PRELIMINARY PROSPECTUS SUPPLEMENT

(To prospectus dated October 2, 2020)

                          Units

Units Consisting of
One Share of Common Stock and
One Series A Warrant to Purchase One Share of Common Stock and
One Series B Warrant to Purchase One-Half of a Share of Common Stock

We are offering            units (the “Units”), with each Unit consisting of (a) one share of common stock, par value $0.00001 per share (which we refer to as our common stock), (b) one Series A warrant (the “Series A Warrant”) to purchase one share of common stock, and (c) one Series B warrant (the “Series B Warrant” and together with the Series A Warrants, the “Warrants”) to purchase one-half of a share of common stock, pursuant to this prospectus supplement and the accompanying prospectus. (We are also offering hereby the shares of common stock issuable from time to time upon exercise of the Warrants.) The Units will not be certificated or issued as stand-alone securities. The shares of common stock and the Warrants composing such Units are immediately separable and will be issued separately but will be purchased together in this offering. The Warrants will be exercisable immediately upon issuance and will expire on the fifth anniversary of the original issuance date. The Series A Warrants will and have an initial exercise price equal to $             per whole share of common stock. The Series B Warrants will have an initial exercise price equal to $              per whole share of common stock.

Our common stock is listed on the Nasdaq Capital Market under the symbol “NUZE.” On March 18, 2021, the closing sale price of our common stock on the Nasdaq Capital Market was $5.10 per share. We do not intend to apply for any listing of either of the Warrants on the Nasdaq Capital Market or any other securities exchange or nationally recognized trading system, and we do not expect a market to develop for the Series A Warrants or the Series B Warrants.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page S-10 of this prospectus supplement and in the documents we incorporate by reference into this prospectus supplement and the accompanying prospectus to read about factors you should consider before buying shares of our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to us (before expenses)	$	$

(1)	Does not include a non-accountable expense allowance equal to 1% of the gross proceeds of this offering payable to the underwriter, Aegis Capital Corp. See “Underwriting” beginning on page S-32 of this prospectus supplement for additional information regarding total underwriter compensation.

We have granted a 45-day option to the underwriters to purchase up to an additional                   Units (or, at the underwriters’ discretion, individual securities composing the Units, in any combination, as further described herein) from us at the public offering price, less underwriting discounts and commissions, to cover any overallotments. If the underwriters exercise the option to purchase more Units in full, the total underwriting discounts and commissions payable will be $                , and the total proceeds to us, after other offering expenses, will be approximately $                ..

The underwriters expect to deliver the Units against payment therefor on or about               , 2021.

Aegis Capital Corp.

The date of this prospectus supplement is                   , 2021

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus form part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of the Units and also adds to and updates information contained in the accompanying prospectus and the information incorporated by reference therein. The second part, the accompanying prospectus, provides more general information. Generally, when we refer to this prospectus supplement, we are referring to both parts of this document combined. To the extent that any statement that we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus or any information incorporated by reference therein, the statements made in this prospectus supplement will be deemed to modify or supersede those statements made in the accompanying prospectus and information incorporated by reference therein.

We are responsible for the information contained in this prospectus supplement, the accompanying prospectus, and the information incorporated by reference herein and therein. We and the underwriters have not authorized any other person to provide you with any information or make any representation other than that contained in this prospectus supplement and the accompanying prospectus and the information incorporated by reference herein and therein. We and the underwriters take no responsibility for, and provide no assurance as to the reliability of, any information that others may give you. The information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date. You should also read and consider the information in the documents to which we have referred you in the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus supplement and in the accompanying prospectus, before investing in our securities.

Neither we nor the underwriter are making an offer to sell the Units in jurisdictions where the offer or sale is not permitted. The distribution of this prospectus supplement and the offering of the Units in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of the Units and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

When we refer to “NuZee,” “we,” “our,” “us” and the “Company” in this prospectus supplement and the accompanying prospectus, we mean NuZee, Inc. and its subsidiaries on a consolidated basis, unless otherwise specified. References to “you” refer to a prospective investor. We completed a l-for-3 reverse stock split on October 28, 2019, which became effective on November 12, 2019. Unless we indicate otherwise, all share and per share information in this prospectus supplement reflects the reverse stock split.

This prospectus supplement and the accompanying prospectus may include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included in this prospectus supplement and the accompanying prospectus are the property of their respective owners.

MARKET, INDUSTRY AND OTHER DATA

This prospectus supplement includes industry and market data that we obtained from periodic industry publications, third-party studies and surveys, filings of public companies in our industry and internal company surveys. These sources may include government and industry sources. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable. Although we believe the industry and market data to be reliable as of the date of this prospectus supplement, this information could prove to be inaccurate. Industry and market data could be wrong because of the method by which sources obtained their data and because information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. In addition, we do not know all of the assumptions regarding general economic conditions or growth that were used in preparing the forecasts from the sources relied upon or cited herein.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary provides a general overview of selected information from this prospectus supplement, the accompanying prospectus and the information incorporated by reference. This summary does not contain all of the information that may be important to you before deciding to invest in our securities. We encourage you to carefully read this entire prospectus supplement, the accompanying prospectus, and the information incorporated by reference herein or therein, especially the “Risk Factors” beginning on page S-10 of this prospectus supplement and the “Risk Factors” section in each of our Annual Report on Form 10-K for the year ended September 30, 2020, and our subsequent Quarterly Report on Form 10-Q, before making an investment decision.

We completed a 1-for-3 reverse stock split on October 28, 2019, which became effective on November 12, 2019. Unless we indicate otherwise, all share and per share information in this prospectus supplement and the accompanying prospectus reflects the reverse stock split, including the financial statements and notes incorporated by reference herein and therein.

Overview

Our Company

We are a specialty coffee company and, we believe, the leading single serve pour over coffee co-packer in the United States. Our mission is to leverage our position as a co-packer at the forefront of the North American single serve pour over coffee market to revolutionize the way single serve coffee is enjoyed in the United States. While the United States is our core market, we also have manufacturing and sales operations in Korea and a joint venture in Latin America.

We believe we are the only commercial-scale producer of single serve pour over coffee products within the North American market. We intend to leverage our position to be the commercial manufacturer of choice for major companies seeking to enter the single serve pour over coffee market in North America. We target existing, high-margin companies and are paid per-package based on the number of single serve pour over coffee products produced by us. Accordingly, we consider our business model to be a form of tolling arrangement, as we receive a fee for almost every single serve pour over coffee product our co-packing customers sell in the North American market. While we financially benefit from the success of our manufacturing customers through the sales of their respective single serve pour over coffee products, we are also able to avoid the risks associated with owning and managing the product and its related inventory.

We may also consider co-packaging other products that are complementary to single serve pour over coffee and provide us with a deeper access to our customers. In addition, we are continually exploring potential strategic partnerships, co-ventures, and mergers, acquisitions, or other transactions with existing and future business partners to generate additional business, reduce manufacturing costs, expand into new markets, and further penetrate the markets in which we currently operate.

What is single serve pour over coffee?

Single serve pour over coffee, or hand drip coffee, is a traditional and time-honored technique that pours hot water onto ground coffee with a filter. Proponents of pour over coffee believe this method makes better coffee. Single serve pour over coffee uses the same technique without a machine, with the coffee flowing straight into a cup using only hot water and the prepacked coffee filter.

Revolutionizing the single serve coffee market in North America

Prior to the success of coffee pods within the last two decades, coffee was primarily consumed at home and via traditional pot-based drip brewers and, to a lesser extent, instant coffee. Pot-based brewers are typically known for good quality coffee that produces multiple cups but are not well-suited for single serve alternatives. In recent years with the advent of coffee pods and increased coffee consumption outside the home, the North American market has been focused on speed and convenience. Coffee pods addressed the need for a single serve coffee solution that was viewed as superior to instant coffee. As coffee consumption has also moved outside the home in recent years, consumer preferences have also changed, leading to greater demand for higher quality coffee alternatives, particularly from younger consumers such as millennials.

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Moreover, we believe the typical coffee consumer is increasingly focused on the environmental impact of the product, as well as the taste and quality of the ingredients. We anticipate that pod-based, single serve coffee will face increasing pressure given their heavy reliance on the use of plastics. In our view, consumer preferences in North America have evolved over the last decade to substantially mirror those of Japanese consumers, who have traditionally focused on the taste, eco-footprint and quality of ingredients. We believe machine-based single serve coffee has an immaterial amount of market share in Japan.

The saturation of coffee pods in the North American market, coupled with changing tastes, provides our single serve pour over coffee products with a substantial market opportunity in North America. Our single serve pour over coffee products also have a number of advantages over other single serve coffee alternatives:

●	Our single serve pour over coffee products are shipped in zero landfill packaging. The majority of the packaging is paper based and biodegradable, while the inner pouches used to package the filter for freshness are made from 100% recyclable film.

●	Our solution is portable and does not require a machine. Therefore, the consumer investment required to try our product is very minimal (as opposed to machine based solutions). Single serve pour over coffee products can easily travel and have a number of consume-later applications not available to machine based solutions (camping, travel, office, etc.).

●	We believe single serve pour over coffee is more hygienic than other, machine-based single serve alternatives. For example, the use of a machine requires cleaning and maintenance. If not periodically cleaned or if spent pods are not removed timely, the pods can lead to poor taste and bacterial growth.

●	Single serve pour over coffee is brandable to the cup level, and, unlike machine-based drip systems, the branding remains visible throughout the process of preparing and consuming a cup.

Why NuZee?

We seek to establish ourselves as the leading co-packer of single serve pour over coffee for the North American market, and to expand our own brands as single serve pour over coffee gains market acceptance. We believe that top tier brands that want to compete in the North American single serve pour over coffee market will demand the highest levels of quality from their suppliers. We further believe that we remain the commercial-scale leader in the single serve pour over coffee market in North America as a result of our history of working with sophisticated packing equipment manufacturers, Level 2 SQF Certification from the Safe Quality Food Institute, operational knowledge and the co-packing arrangements we are continuing to develop with companies. As a result of our ongoing efforts, we feel we are well positioned to be the co-packer of choice for companies offering single serve pour over coffee products in the North American market.

We own sophisticated packing equipment developed by East Asian companies for pour over coffee production. We believe these manufacturers are the world leaders for supplying such machines. We obtained certain of these machines from a premier supplier of the type of high-quality packing equipment we use for our products, FUSO Industries Co. Ltd. (“FUSO”). Our exclusivity agreement with FUSO expired pursuant to its terms on June 30, 2020.

We understand that as the single serve pour over coffee gains momentum in the North American market we will face increasing competition. However, (i) we believe we have a significant head start against any new potential commercial manufacturers due to our historical arrangement with FUSO, (ii) we have, and continue to develop, manufacturing expertise on increasingly complex and larger orders, (iii) we have experience dealing with companies of all sizes and their specific requirements (from small roasters to international companies) and (iv) we have SQF Level 2 certification.

S-2

We received Level 2 SQF Certification from the Safe Quality Food Institute, which is a customary requirement to produce for large multi-national and international companies. Obtaining Level 2 SQF Certification may take more than a year to achieve. Furthermore, we may look to gain Level 3 SPF Certification in the future if it is needed for certain top-tier multinational coffee companies, which involves a comprehensive implementation of even more advanced safety and quality management systems. We are also certified as fair trade, organic, kosher and halal.

Our primary focus is the development of single serve pour over coffee in the North American market targeting the individual consumer for use at home and office or other settings that would benefit from single serve pour over products, and positioning ourselves as the leading commercial-scale co-packer of single serve pour over coffee products. We may also consider co-packaging other products that are complementary to single serve pour over coffee and provide us with a deeper access to our customers, such as tea bag coffee.

In addition, we are continually exploring potential strategic partnerships, co-ventures, and mergers, acquisitions, or other transactions with existing and future business partners to generate additional business, reduce manufacturing costs, expand into new markets, and further penetrate the markets in which we currently operate.

Since 2016, we have been primarily focused on single serve pour over coffee production. Over this time we have developed expertise in the operation of our sophisticated packing equipment and the related production of the single serve pour over product at both our Vista, California facility and at our production operations in Korea. We plan to carry over this expertise to our Plano, Texas manufacturing facility, which serves as our new single serve pour over co-packing hub and corporate headquarters to capture the location’s logistical advantages and lower cost structure.

Our sources of revenue

Co-packing

We operate as a third-party contract packager for the finished goods of other major companies operating in the coffee beverage industry. Under these arrangements, we produce and package coffee products according to our customers’ formulations and specifications. We currently focus on fostering co-packing arrangements with larger companies developing pour over coffee products. We believe that as our potential co-packing customers continue to realize that we have the experience co-packing for a variety of customer sizes, we will become the co-packer of choice. The standards required to co-pack for large international companies almost always meet or exceed the standards required to co-pack for any other customer. We also believe that as our co-packing customers’ competitors realize they have a single serve pour over coffee solution, they will be more motivated to develop their own such solution, which we expect will lead to increased co-packing opportunities for us.

We also package for smaller companies with affordable “entry-level pricing” and with significant growth potential. For example, we started packaging for a particular smaller company in July 2017 and continue to do so today. This company started with smaller batch, single product SKUs but over the years has meaningfully increased order sizes as well as the number of SKUs. We are continually looking for new exciting companies with whom we may work and grow.

NuZee branded products

We have developed products and brands for the primary reason of providing completed finished products to showcase to potential co-packing customers. Our products effectively serve as a sort of “sample” to potential customers that include high quality packaging and coffee. We have received indications of interest from some potential customers in co-packing single serve coffee under the customer’s brand using coffee sourced by us as opposed to the customer providing the coffee, which is how we typically co-pack for customers.

●	Barista. Our Barista line of products is a high end product line that, in addition to showcasing our production expertise, also includes what we believe to be some of the best coffee available in a single serve application in the world. We plan to sell Barista via traditional retail channels that do not use “pay for placement” distributors. We also have a number of potential co-packing opportunities in which our customers would contract for us to replicate one or more of our Barista products with their foil and packing, providing further evidence of the high-quality nature of this line and coffee. We expect the Barista product line to be our flagship products that are both sold directly to consumers and used as a sales tool for co-packing customers.

S-3

●	Twin Peaks. We currently sell our Twin Peaks single serve pour over coffee exclusively via Amazon, under Amazon’s accelerator program. This program commenced in July 2019 and we expect that as Amazon and its customers become more familiar with single serve pour over coffee, we will increase our revenue for this product.

Current co-packing clients

We have agreements to co-package coffee for larger companies developing pour over coffee products, including Farmer Brothers Co. In addition, we have entered into similar agreements with others, and we intend to continue to pursue such co-packing arrangements in the future. We believe this interest is due to (i) the saturation of machine based single serve coffee alternatives, (ii) increase in consumer requirements for eco-friendly packaging and (iii) our superior taste compared to other single serve coffee alternatives.

A select list of our current co-packing customers includes: Alumbre Coffee, Deathwish Coffee, C&C Hawaii Coffee, Lion Coffee, Idyllwild Coffee and Virgin Islands Coffee.

Operational capacity

In 2019, we entered into a lease for a new manufacturing facility and moved our corporate headquarters to Plano, Texas (within the Dallas metropolitan area). Texas provides us with a variety of benefits versus our Vista, California facility, including reduced operating costs, lower freight costs to most states and better economies of scale. The Plano facility is now operational, and we intend to increase operations in Plano throughout 2021. Over time and as our business grows, we intend to grow our operations in Plano.

In November 2020, we announced a strategic partnership with Farmer Brothers Co. (“FBC”) pursuant to which we may (but are not required to) place up to 50 co-packing machines in Farmer Brothers’ SQF-certified facility in Northlake, Texas. FBC intends to use the co-packing machines for the exclusive purpose of manufacturing certain of our products for us, our customers and certain of FBC’s customers. By pairing Farmer Brothers’ manufacturing and distribution capability with NuZee’s technical expertise and products with historic demand in Asia, the partnership is expected to accelerate the scale-up in the U.S. and efficient delivery of our products to coffee companies and branded businesses.

Our competitive strengths

We believe that the following strengths contribute to our success:

●	Favorable industry trends benefit us. With changing consumer preferences over the last decade that include a greater demand for higher quality coffee alternatives as well as greater flexibility and convenience, we believe we provide a unique alternative to non-single serve drip products currently on the market. For example, we believe our single serve pour over coffee cup provides a premium alternative to other single serve coffee alternatives. Recent consumer trends are moving towards premium alternatives to existing mainstream products (i.e. gourmet burgers, craft beers, specialty sodas, organic supermarkets, etc.). In addition to being a premium alternative, our product does not require a machine, which provides our product with a number of other benefits to existing single serve coffee that are machine based.

●	Significant production and operational experience in single serve pour over coffee. We have been producing single serve pour over coffee for over four years in increasing scale and complexity. We believe the process and equipment for producing pour over single serve coffee is complex, and a potential new entrant into our market would encounter a significant learning curve to reach our level of operational experience and expertise.

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●	Co-packing agreements with large companies. We have co-packing agreements with large companies, and we believe that as our potential co-packing customers continue to realize that we have the experience co-packing for a variety of customer sizes, we will become the co-packer of choice. The standards required to co-pack for large international companies almost always meet or exceed the standards required to co-pack for any other customer. We also believe that as our co-packing customers’ competitors realize they have a single serve pour over coffee solution, they will be more motivated to develop their own such solution and that will lead to increased co-packing opportunities for us.

●	Food grade SQF Level 2 certification. SQF Level 2 certification can take up to a year and requires significant additional resources to obtain. Our existing SQF Level 2 certification allows us to co-pack for large, diversified companies. These companies usually have very strict certification standards and will not outsource production to companies that do not meet the highest level of industry certifications. SQF Level 2 requires us to meet very high quality and compliance standards for production and warehousing as well as chain of custody record keeping and supplier standards, which we believe gives us an advantage compared to potential competitors that do not have this certification. Furthermore, we have done preliminary work to obtain Level 3 SQF Certification, if needed for certain top-tier multinational coffee companies, through which we are implementing even more advanced safety and quality management systems.

●	Our Korean subsidiary supports our U.S. operations. We have a manufacturing and sales office in Korea. We source our manufacturing equipment and filters from East Asian companies. We believe that having an office in Korea provides us with direct access to our key vendors that helps us to maintain such relationships as well as helps us operationally in our core U.S. market.

Our business strategy

We intend to achieve our mission and further grow our business by pursuing the following strategies:

●	Continually grow our base of large national or international co-packing customers. We focus on entering into co-packing agreements with large international companies. We believe that, as the U.S. market continues to gain awareness of single serve pour over coffee, we will continue to grow our base of large domestic or international co-packing customers.

●	Co-pack for smaller scale, rapidly growing, innovative coffee customers and capture their growth over time. In addition to co-packing for large domestic or international customers, we believe that select smaller scale, rapidly growing, innovative co-packing customers provide us with different opportunities versus larger customers. For example, smaller scale customers often possess better social media reach and their marketing campaigns have the ability to “go viral.” We believe by selectively choosing high quality smaller customers, we can benefit from growing market acceptable of single serve pour over coffee.

●	Increase our production capacity in response to growing demand for co-packing. In 2019, we announced a new manufacturing hub and corporate headquarters in Plano, Texas (within the Dallas metropolitan area). Our manufacturing hub in Plano, Texas is now operational, and we expect this hub to provide a larger part of our overall production capacity in the near future in anticipation of growing demand for co-packing.

●	Strategically grow and expand our international operations that are strategic to our vision. We plan to strategically grow our current international operations as well as potentially expand internationally if this growth or expansion is strategic to our vision. We believe the Korean market, albeit competitive, still has significant growth potential as well as strong market acceptance for coffee and single serve pour overs. We have also formed a joint venture for manufacturing and sales in Latin America. As we look at other potential international manufacturing locations, we look for characteristics similar to the Korean, Latin American and U.S. markets.

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Risks Associated with Our Business and History of Losses

Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this prospectus supplement summary and the section titled “Risk Factors” in the information incorporated by reference in the prospectus supplement from our Annual Report on Form 10-K for the fiscal year ended September 30, 2020 and our Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2020.

We have incurred net losses since we commenced operations as NuZee, Inc. in 2013, including net losses of $9.5 million and $12.2 million for the years ended September 30, 2020 and 2019, respectively, and $5.9 million for the three months ended December 31, 2020. As of December 31, 2020, our accumulated deficit was approximately $40.2 million. We expect to incur significant sales and marketing expenses prior to recording sufficient revenue from our operations to offset these expenses. In the United States, we expect to incur additional losses as a result of the costs associated with operating as an exchange-listed public company.

Recent Developments

Termination of ATM Agreement

On March 11, 2021, we terminated our At Market Issuance Sales Agreement, dated September 1, 2020 (the “ATM Agreement”), with B. Riley Securities, Inc. (f/k/a/ B. Riley FBR, Inc.) and The Benchmark Company, LLC (collectively, the “Agents”), pursuant to which we could from time to time offer and sell up to an aggregate of $50.0 million of shares of our common stock through the Agents in “at-the-market-offerings”, as defined in Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”). We did not sell any shares of common stock under the ATM Agreement.

Co-Packing Agreement for CBD-blended Coffee

In March 2021, we entered into two separate co-packing agreements pursuant to which we plan to manufacture coffee blended with water-soluble THC-free cannabidiol (“CBD”) isolate powder. We intend to offer both THC-free CBD isolate powder and THC-free broad-spectrum options pursuant to the agreements and to other CBD brands and co-packing customers. We converted a portion of our Plano, Texas production facility to produce products blended with water-soluble THC-free CBD in connection with the agreement. We intend to segregate the products containing CBD from conventional coffee for production and packing on separate product machines.

Corporate Information

We were incorporated in 2011 in Nevada as Havana Furnishings, Inc. NuZee Co. Ltd. was incorporated in 2011. NuZee Co. Ltd. merged into Havana Furnishings, Inc. in 2013, at which time we changed our name to NuZee, Inc. Our principal executive offices are located at 1401 Capital Avenue, Suite B Plano, Texas 75074, and our telephone number is (760) 295-2408. We also maintain an office in Vista, California, and we lease modest office space in Japan.

Our corporate website is www.mynuzee.com. Information contained on, or that can be accessed through, our website is not a part of this prospectus supplement or the accompanying prospectus or incorporated by reference into this prospectus supplement or the accompanying prospectus, and you should not consider information on our website to be part of this prospectus supplement or the accompanying prospectus.

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THE OFFERING

Securities being offered by us	Units (or Units, if the underwriters exercise their over-allotment option to purchase more Units in full), with each Unit consisting of one share of common stock, one Series A Warrant to purchase one share of common stock and one Series B Warrant to purchase one-half of a share of common stock. The Units will not be certificated or issued as stand-alone securities. The shares of common stock and the Warrants composing such Units are immediately separable and will be issued separately but will be purchased together in this offering.

Number of shares of common stock included in the Units	shares

Number of Series A Warrants included in the Units	Series A Warrants to purchase an aggregate of shares of common stock

Number of Series B Warrants being offered	Series B Warrants to purchase an aggregate of shares of common stock

Common stock to be outstanding immediately after this offering	shares (or shares, if the underwriters exercise their over-allotment option in full), assuming none of the Warrants issued in this offering are exercised.

Over-allotment option:	We have granted a 45-day option to the underwriters to purchase from us up to an additional shares of common stock and/or Series A Warrants to purchase up to an aggregate of shares of common stock and/or Series B Warrants to purchase up to an aggregate of shares of common stock, in any combinations thereof, at the public offering price, less underwriting discounts and commissions, to cover any overallotments. See “Underwriting” below for additional information.

Description of Series A Warrants	The Series A Warrants will be exercisable immediately upon issuance and will expire on the fifth anniversary of the original issuance date and have an initial exercise price equal to $ per share, or 100% of the price of each Unit sold in the offering, subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock. See “Description of Securities—Warrant Agent—Series A Warrants” below for more information.

Description of Series B Warrants	The Series B Warrants will be exercisable immediately upon issuance and will expire on the fifth anniversary of the original issuance date and have an initial exercise price equal to $ per share, or 130% of the price of each Unit sold in the offering, subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock. See “Description of Securities—Warrant Agent—Series B Warrants” below for more information.

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Use of proceeds	We expect the net proceeds from our sale of Units in this offering will be approximately $ million (or approximately $ million if the underwriters exercise their over-allotment option in full), based on a public offering price of $ per Unit, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from this offering for working capital and general corporate purposes. See “Use of Proceeds.”

Risk factors	See “Risk Factors” below and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors that you should consider carefully before deciding to invest in our securities.

Lock-up Agreements	We have agreed, subject to certain exceptions and without the approval of the representative of the underwriters, not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any of our securities for a period of 120 days following the closing of the offering of the shares. Our directors and executive officers and our primary stockholder have agreed with the underwriters not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our common stock or securities convertible into common stock until the earlier of (i) 120 days after the date of the closing of the offering or (ii) 90 days after such person ceases to be a director or executive officer. See “Underwriting” beginning on page S-32.

Nasdaq symbol	Our common stock is listed on the Nasdaq Capital Market under the symbol “NUZE.” We do not intend to apply for any listing of either of the Warrants on the Nasdaq Capital Market or any other securities exchange or nationally recognized trading system, and we do not expect a market to develop for the Series A Warrants or the Series B Warrants.

Unless we indicate otherwise, all share and per share information in this prospectus supplement, including the financial statements and notes incorporated by reference, reflects the l-for-3 reverse stock split on October 28, 2019, which became effective on November 12, 2019. The number of shares of common stock to be outstanding immediately after this offering is based upon 15,042,930 shares outstanding as of March 16, 2021, and excludes the following:

●	2,271,303 shares of our common stock issuable upon the exercise of options outstanding, with a weighted-average exercise price of $6.03 per share;

●	1,786,166 shares of our common stock reserved for future grant or issuance under the NuZee, Inc. 2013 Stock Incentive Plan (the “2013 Plan”);

●	2,412,816 shares of our common stock reserved for future grant or issuance under the NuZee, Inc. 2019 Stock Incentive Plan (the “2019 Plan”); and

●	40,250 shares of our common stock issuable upon the exercise of outstanding warrants (excluding the Warrants) having an exercise price of $9.00 per share.

Unless otherwise indicated, this prospectus supplement reflects and assumes the following:

●	no exercise of the Warrants or of the outstanding options and warrants described above;

●	no exercise by the underwriters of their over-allotment option.

S-8

Summary Consolidated Financial Data

The following tables summarize our consolidated financial data for the periods ended and as of the dates indicated. We have derived the statements of operations data for the years ended September 30, 2020 and 2019 and the balance sheet data as of September 30, 2020 from our audited financial statements included in our Annual Report on Form 10-K for the year ended September 30, 2020, which is incorporated herein by reference. We have derived the statements of operations data for the three months ended December 31, 2020 and 2019 and the balance sheet data as of December 31, 2020 from our unaudited interim financial statements included in our Quarterly Report on Form 10-Q for the quarter ended December 31, 2020, which is incorporated herein by reference. We have prepared the unaudited interim financial statements on the same basis as the audited financial statements and have included, in our opinion, all adjustments, consisting only of normal recurring adjustments that we consider necessary for a fair statement of the financial information set forth in those statements. Our historical results are not necessarily indicative of results to be expected for any period in the future, and the results for the three months ended December 31, 2020 are not necessarily indicative of the results that may be expected for the full year or any other period.

You should read the summary consolidated financial data in conjunction with our “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our consolidated financial statements and related notes, which are incorporated by reference in this prospectus supplement, and the information set forth under the heading “Risk Factors” beginning on page S-10 and in the “Risk Factors” section in each of our Annual Report on Form 10-K for the year ended September 30, 2020 and our Quarterly Report on Form 10-Q for the three months ended December 31, 2020, which are incorporated herein by reference.

	Three months ended December 31,		Fiscal year ended September 30,
	2020	2019	2020	2019
Consolidated statement of operations data:
Revenues, net	$517,987	$546,208	$1,403,131	$1,793,590
Cost of sales	516,284	423,173	1,642,084	1,498,473
Gross profit	1,703	123,035	(238,953)	295,117
Selling, general and administrative expenses	1,396,528	1,328,972	4,926,516	4,540,141
Option expense	4,507,298	2,220,861	4,167,616	7,859,141
Loss from operations	(5,902,123)	(3,426,798)	(9,333,085)	(12,104,165)
Income (loss) from investment in unconsolidated affiliate	(2,056)	—	23,314	—
Other income	12,621	1,671	30,388	39,237
Other expense	(569)	(2,584)	(223,558)	(144,741)
Interest expense	(3,945)	(4,542)	(21,243)	(5,267)
Net loss	(5,896,072)	(3,432,253)	(9,524,184)	(12,214,936)
Net loss attributable to noncontrolling interest	$—	$(11,021)	$(47,093)	$(26,971)
Net loss attributable to NuZee, Inc.	$(5,896,072)	$(3,421,232)	$(9,477,091)	$(12,187,965)
Basic and diluted loss per common share	$(0.40)	$(0.25)	$(0.68)	$(0.88)
Basic and diluted weighted average number of shares of common stock outstanding	14,741,974	13,598,001	13,867,643	13,867,643

	As of
	December 31, 2020	September 30, 2020
Consolidated balance sheet data:
Cash	$5,321,558	$4,398,545
Working capital	5,593,564	4,252,180
Total assets	8,971,770	8,175,143
Loan payable – long term, net of current portion	29,627	56,845
Lease liability – operating lease, net of current portion	330,601	395,713
Lease liability – finance lease, net of current portion	69,545	78,400
Total liabilities	1,275,970	1,785,385
Total stockholders’ equity	7,695,800	6,389,758

S-9

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described below and discussed under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2020 and our Quarterly Report on Form 10-Q for the quarter ended December 31, 2020, together with all of the other information contained in this prospectus supplement, the accompanying prospectus and in our filings with the SEC that we have incorporated by reference into this prospectus supplement and the accompanying prospectus, before deciding to invest in our securities. The risks and uncertainties described in such documents and below are not the only risks facing us. We may face additional risks and uncertainties not currently known to us or that we currently deem to be immaterial. If any of the risks described or incorporated by reference herein, or any such additional risks, actually occur, our business, prospects, operating results and financial condition could suffer materially. In such event, the trading price of our securities could decline and you might lose all or part of your investment.

Risks Related to this Offering

The market price of our stock may be volatile, and you could lose all or part of your investment.

The trading price of our common stock is likely to be highly volatile and subject to wide fluctuations in response to various factors, some of which we cannot control. In addition to the factors discussed in this “Risk Factors” section and elsewhere in this prospectus supplement and the accompanying prospectus and the information incorporated by reference herein and therein, these factors include but are not limited to:

●	the success of, or developments in, competitive products or technologies;
●	regulatory actions with respect to our products and our competitors;
●	the level of success of our marketing strategy;
●	our ability to obtain top-grade packing equipment for pour over coffee production, including from FUSO or any suitable alternative manufacturers;
●	announcements by us or our competitors of significant acquisitions, strategic collaborations, joint ventures or capital commitments;
●	regulatory or legal developments in the United States and other countries;
●	recruitment or departure of key personnel;
●	expenses related to any of our development programs and our business in general;
●	actual or anticipated changes in financial estimates, development timelines or recommendations by securities analysts;
●	failure to meet or exceed financial estimates and projections of the investment community or that we provide to the public;
●	variations in our financial results or those of companies that are perceived to be similar to us;
●	fluctuations in the valuation of companies perceived by investors to be comparable to us;
●	share price and volume fluctuations attributable to inconsistent trading volume levels of our shares;
●	our ability or failure to raise additional capital in equity or debt transactions;
●	costs associated with our sales and marketing initiatives;
●	costs and timing of obtaining and maintaining U.S. Food and Drug Administration (“FDA”) and other regulatory clearances and approvals for our products;
●	sales of our common stock by us, our insiders or our other stockholders; and
●	general economic, industry and market conditions.

In addition, the stock market in general has in the past experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the relevant companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance. The realization of any of the above risks or any of a broad range of other risks, including those described in this “Risk Factors” section, could have a dramatic and material adverse impact on the market price of our common stock.

S-10

Despite listing our common stock on the Nasdaq Capital Market, there can be no assurance that an active trading market for our common stock will be sustained.

In June 2020, our common stock commenced trading on the Nasdaq Capital Market under the symbol “NUZE.” Although our common stock is listed on the Nasdaq Capital Market, an active trading market for our shares of common stock may never be sustained. You may not be able to sell your shares of securities quickly or at the market price if trading in shares of our securities is not active. Further, an inactive market may also impair our ability to raise capital by selling shares of our securities and may impair our ability to enter into strategic partnerships or acquire companies or products by using shares of our securities as consideration, which could have a material adverse effect on our business, financial condition, and results of operations.

We do not intend to apply for any listing of the Warrants on any exchange or nationally recognized trading system, and we do not expect a market to develop for the Warrants.

We do not intend to apply for any listing of either of the Warrants on the Nasdaq Capital Market or any other securities exchange or nationally recognized trading system, and we do not expect a market to develop for the Series A Warrants or the Series B Warrants. Without an active market, the liquidity of the Warrants will be limited. Further, the existence of the Warrants may act to reduce both the trading volume and the trading price of our common stock.

The Nasdaq Capital Market may subsequently delist our securities if we fail to comply with ongoing listing standards.

The Nasdaq Capital Market’s rules for listed companies will require us to meet certain financial, public float, bid price and liquidity standards on an ongoing basis in order to continue the listing of our securities. In addition to specific listing and maintenance standards, the Nasdaq Capital Market has broad discretionary authority over the continued listing of securities, which it could exercise with respect to the listing of our common stock and our Warrants.

As a listed company, we are required to meet the continued listing requirements applicable to all Nasdaq Capital Market companies. If we fail to meet those standards, as applied by the Nasdaq Capital Market in its discretion, our securities may be subject to delisting. We intend to take all commercially reasonable actions to maintain our Nasdaq Capital Market listing. If our securities are delisted in the future, it is not likely that we will be able to list our securities on another national securities exchange on a timely basis or at all and, as a result, we expect our securities would be quoted on an over-the-counter market; however, if this were to occur, our stockholders could face significant material adverse consequences, including limited availability of market quotations for our securities and reduced liquidity for the trading of our securities. In addition, in the event of such delisting, we could experience a decreased ability to issue additional securities and obtain additional financing in the future.

If you purchase Units in this offering, you will experience immediate dilution in the common stock included in the Units you purchase. You will experience further dilution if we issue additional equity securities in future financing transactions.

Purchasers of Units in this offering will pay a price per share of common stock included in the Units you purchase that exceeds the net tangible book value per share of our common stock. Investors participating in this offering will incur immediate and substantial dilution. After giving effect to our receipt of approximately $            million of estimated net proceeds, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, from our sale of Units in this offering at a public offering price of $             per Unit our pro forma as adjusted net tangible book value as of December 31, 2020, would have been $            , or $            per share. This amount represents an immediate increase in net tangible book value of $            per share of our common stock to existing stockholders and an immediate dilution in net tangible book value of $            per share of our common stock to new investors purchasing in this offering. In addition, you could experience further dilution if our outstanding options or warrants are exercised or if the Warrants issued in this offering are exercised. See the section entitled “Dilution” below for a more detailed illustration of the dilution you would incur if you purchase Units in this offering.

S-11

If we issue additional common stock, or securities convertible into or exchangeable or exercisable for common stock, our stockholders, including investors who purchase shares of common stock in this offering, may experience additional dilution, and any such issuances may result in downward pressure on the price of our common stock. We also cannot assure you that we will be able to sell shares or other securities in any future offering at a price per share that is equal to or greater than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders.

Warrants are speculative in nature.

The Warrants offered in this offering do not confer any rights of common stock ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of our common stock at a fixed price for a limited period of time. Specifically, a holder of a Series A Warrant or Series B Warrants may exercise the right to acquire a share of common stock and pay an exercise price of $            and $             , respectively, prior to the fifth anniversary of the original issuance date, upon which date any unexercised Warrants will expire and have no further value. Upon exercise of the Warrants, the holders thereof will be entitled to exercise the rights of a holder of common stock only as to matters for which the record date occurs after the exercise date.

Moreover, following this offering, the market value of the Warrants is uncertain. There can be no assurance that the market price of our common stock will ever equal or exceed the exercise price of the Warrants, and, consequently, whether it will ever be profitable for investors to exercise their Warrants.

A significant portion of our total outstanding shares of common stock are eligible to be sold into the market in the near future, including pursuant to Rule 144, which could cause the market price of our common stock to drop significantly, even if our business is doing well.

The shares of common stock sold in connection with this offering may be resold in the public market at any time. In addition, sales of a substantial number of shares of our common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock. We have also registered all shares of common stock that are reserved for issuance under the 2019 Plan and all shares of common stock currently reserved for issuance under the 2013 Plan. As a result, these shares can be freely sold in the public market upon issuance, subject to volume limitations applicable to affiliates and the lock-up agreements described in the “Underwriting” section of this prospectus supplement. A sale under Rule 144 or under any other exemption from the Securities Act, if available, or pursuant to subsequent registrations of our shares of common stock, may have a depressive effect upon the price of our shares of common stock in any active market that may develop. We believe that a significant portion of our total outstanding shares of common stock may be sold in the public market without restriction by non-affiliates pursuant to Rule 144 after this offering.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively, which could affect our results of operations and cause our stock price to decline.

Our management will have broad discretion in the application of the net proceeds from this offering, including for any of the purposes described in the section entitled “Use of Proceeds.” We intend to use the net proceeds from this offering for working capital and general corporate purposes. As a result, you will be relying upon management’s judgment with only limited information about our specific intentions for the use of the balance of the net proceeds of this offering. You will not have the opportunity, as part of your investment decision, to assess whether we are using the proceeds appropriately. Our management might not apply our net proceeds in ways that ultimately increase the value of your investment. If we do not invest or apply the net proceeds from this offering in ways that enhance stockholder value, we may fail to achieve expected financial results, which could cause our stock price to decline.

S-12

Our principal stockholder and management, including our Chief Executive Officer in particular, own a significant percentage of our stock and will be able to exert significant control over matters subject to stockholder approval.

Prior to this offering, as of March 16, 2021, our executive officers, directors, holders of 5% or more of our capital stock and their respective affiliates beneficially owned approximately 41.7% of our voting stock and, upon completion of this offering, that same group will hold approximately             % of our outstanding voting stock (assuming no exercise of the underwriters’ over-allotment option, no exercise of outstanding options, warrant or the Warrants, and no purchases of shares in this offering by any of this group). As of March 16, 2021, our Chief Executive Officer and Chairman of the Board of Directors (the “Board”) individually beneficially owned approximately 31.5% of our voting stock prior to this offering, and will hold approximately             % of our outstanding voting stock following this offering. This concentration of control creates a number of risks. After this offering, this group of stockholders will have the ability to exert significant influence over us through this ownership position. These stockholders may be able to exert significant influence over all matters requiring stockholder approval, including with respect to elections of directors, amendments of our organizational documents, or approval of any merger, sale of assets or other major corporate transaction, and our stockholders may find it difficult to replace members of management should our stockholders disagree with the manner in which the Company is operated. Furthermore, this concentration of ownership may prevent or discourage unsolicited acquisition proposals or offers for our common stock that you may feel are in your best interest as one of our stockholders. The interests of this group of stockholders may not always coincide with your interests or the interests of other stockholders and they may act in a manner that advances their best interests and not necessarily those of other stockholders.

Anti-takeover provisions in our articles of incorporation and second amended and restated bylaws might discourage, delay or prevent a change of control of our company or changes in our management and, therefore, depress the trading price of our securities.

Our articles of incorporation and second amended and restated bylaws contain provisions that could have the effect of rendering more difficult or discouraging an acquisition deemed undesirable by our Board. Our corporate governance documents include provisions:

●	authorizing blank check preferred stock, which could be issued with voting, liquidation, dividend and other rights superior to our common stock;

●	limiting the liability of, and providing indemnification to, our directors, including provisions that require the Company to advance payment for defending pending or threatened claims;

●	controlling the procedures for the conduct and scheduling of board and stockholder meetings; and

●	limiting the number of directors on our Board and the filling of vacancies or newly created seats on the Board to our Board then in office.

These provisions, alone or together, could delay hostile takeovers and changes in control or changes in our management.

The existence of the foregoing provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. They could also deter potential acquirers of our company, thereby reducing the likelihood that our stockholders could receive a premium for their common stock in an acquisition.

We have never paid dividends on our capital stock and we do not anticipate paying any dividends in the foreseeable future. Consequently, any profits from an investment in our common stock will depend on whether the price of our common stock increases.

We have not paid dividends on any of our classes of capital stock to date and we currently intend to retain our future earnings, if any, to fund the development and growth of our business. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

S-13

Claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Our articles of incorporation and second amended and restated bylaws provide that we will indemnify our directors and officers, in each case to the fullest extent permitted by Nevada law. In addition, our articles of incorporation and second amended and restated bylaws and our indemnification agreements that we have entered into with our directors and officers provide for the following:

●	We will indemnify our directors and officers for serving us in those capacities or for serving other business enterprises at our request, to the fullest extent permitted by Nevada law. Nevada law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

●	We will also indemnify employees and agents in those circumstances where indemnification is permitted by applicable law.

●	We are required to advance expenses, as incurred, to any indemnitee in connection with defending a proceeding, except that such indemnitee shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

●	The rights conferred in our articles of incorporation and second amended and restated bylaws are not exclusive, and we are authorized to enter into indemnification agreements with our directors, officers, employees and agents and to obtain insurance to indemnify such persons.

Risks Related to Our Business, Financial Condition and Results of Operations

The COVID-19 pandemic is affecting our business operations and financial condition, and our liquidity could also be negatively impacted, particularly if the United States and East Asian economies remain unstable for a significant amount of time.

In December 2019, the novel coronavirus (“COVID-19”) originated in Wuhan, China. Since its discovery, COVID-19 has spread worldwide and caused significant disruption in the international and United States economies and financial markets. Federal, state and local government responses to COVID-19 and our responses to the outbreak have all disrupted and will continue to disrupt our business. In the United States, individuals are being required to practice social distancing, in many places are restricted from gathering in groups, and in some cases have been placed on complete restriction from non-essential movements outside of their homes. The spread of COVID-19 and resulting business closings, layoffs, travel bans and restrictions and shelter-in-place or similar orders have resulted in substantial and widespread reduction in business activity and financial transactions, an increase in unemployment, reduced consumer spending, supply chain interruptions and overall economic and financial market instability, which may affect our ability to produce our products, demand for our products, our revenues and our ability to collect outstanding receivables, as well as the ability of our customers to pay for goods delivered. Such federal or state laws, regulations, orders, or other governmental or regulatory actions addressing the COVID-19 pandemic could ultimately have an adverse effect on our business, financial condition, results of operations and cash flows.

In the fiscal year ended September 30, 2020 and through the date of this prospectus supplement, as a result of the COVID-19 pandemic and responses to the outbreak, certain of our customers slowed or delayed purchases of our co-packing services or pour over coffee products, and we also believe that potential sales of our pour over coffee products to new or potential customers in the hospitality industry were adversely impacted. In addition, we have experienced delays in the submission and approval of custom artwork and packaging as well as the shipment to us of coffee for co-packing. We do not believe, however, that these delays had a significant effect on our business or results of operations to date.

S-14

The COVID-19 crisis may have an adverse impact on our business and financial results going forward that we are not currently able to fully determine or quantify. The COVID-19 crisis may adversely affect the ability of our customers to pay for goods delivered on a timely basis, or at all. Any increase in the amount or deterioration in the collectability of accounts receivable will adversely affect our cash flows and results of operations, requiring an increased level of working capital. If general economic conditions continue to deteriorate or remain uncertain for an extended period of time, our liquidity may be harmed and the trading price of our common stock could decline significantly. We may also be subject to lawsuits from employees and others exposed to COVID-19 at our facilities. Such actions may involve large demands, as well as substantial defense costs. Our professional and general liability insurance may not cover all claims against us.

We have a corporate office in Japan and a manufacturing and sales office in Korea, and we source our manufacturing equipment and filters from East Asian companies. The continued spread of COVID-19 and implementation of restrictive measures may adversely affect our operations in North America and Asia and our business generally, depending on the extent of its spread of the virus, the rate of infection, the severity of illness and the probability of lethality, the relative effect on various portions of the population (such as the aged), the effect on international trade and commerce and on foreign and domestic travel generally of any measures taken to combat the virus, any action taken (such as the lowering of interest rates) by government entities to combat the negative macroeconomic effects of these measures, the timing and availability of any vaccine for the virus, and other factors. If such circumstances continue to deteriorate, our production capabilities and demand for our products may decline, which would have an adverse effect on our results of operations and financial condition.

Our CBD strategy may not develop as planned due to business and regulatory factors.

In March 2021, we entered into two separate co-packing agreements pursuant to which we plan to manufacture coffee blended with water-soluble THC-free CBD isolate powder. We intend to offer both THC-free CBD isolate powder and THC-free broad-spectrum options pursuant to the agreement and to other CBD brands and co-packing customers. Our business strategy pertaining to our CBD-blended coffee products may not develop as planned due to many business and regulatory factors. For example, many companies are entering the CBD space and we expect that the competition for market share and acceptance of new products will be significant.

Our CBD coffee product line is subject to varying, rapidly changing federal, state, and local laws, regulations, and rules, which could adversely affect our results of operations and financial condition. In addition, the FDA currently asserts that CBD is not a lawful ingredient in foods and dietary supplements, which could subject certain of our operations to regulatory enforcement.

As discussed above, we recently entered into a co-packing agreement pursuant to which we plan to manufacture coffee blended with water-soluble THC-free CBD isolate powder. Products that contain CBD are subject to various state and federal laws regarding the production and sale of hemp-based products. Historically, the U.S. Drug Enforcement Administration (“DEA”) considered CBD to be a Schedule I controlled substance subject to the Controlled Substances Act (“CSA”) under the definition for “marijuana.” However, the Agriculture Improvement Act of 2018 (the “2018 Farm Bill”) removed “hemp” from the definition of “marijuana” in the CSA. “Hemp” is defined as the plant Cannabis sativa L. and any part of that plant, including the seeds thereof and all derivatives, extracts, cannabinoids, isomers, acids, salts, and salts of isomers, whether growing or not, with a delta-9 tetrahydrocannabinol (“THC”) concentration of not more than 0.3 percent on a dry weight basis. As a result of the enactment of the 2018 Farm Bill, the CBD used in our coffee products will not be a Schedule 1 controlled substance if the Farm Bill conditions are satisfied (THC limit, for example). However, there is a risk that we could be subject to DEA enforcement action, including prosecution, if any of our coffee products are found to contain non FARM Bill compliant CBD.

In addition, although hemp and hemp-derived CBD are no longer controlled substances subject to regulation under the CSA, the FDA has stated that it is nonetheless unlawful under the Federal Food, Drug, and Cosmetic Act (“FDCA”) to market foods or dietary supplements containing CBD. Specifically, the FDCA prohibits the introduction or delivery for introduction into interstate commerce of any food or dietary supplement that contains an approved drug or a drug for which substantial clinical investigations have been instituted and made public, unless a statutory exemption applies. The FDA has stated its conclusion that this statutory prohibition applies and none of the exceptions has been met for CBD. Nevertheless, there are hundreds of CBD-containing foods and dietary supplements on the market. FDA has limited its enforcement actions to those products that bear disease/therapeutic claims.

S-15

The FDA has held public meetings and formed an internal working group to evaluate the potential pathways to market for CBD products, which could include seeking statutory changes from Congress or promulgating new regulations. If legislative action is necessary, such legislative changes could take years to finalize and may not include provisions that would enable us to produce, market and/or sell our CBD-blended coffee products, and FDA could similarly take years to promulgate new regulations. Additionally, while the agency’s enforcement focus to date has primarily been on CBD products that are associated with therapeutic claims, the agency has recently issued warning letters to companies marketing CBD products without such claims, and there is a risk that FDA could take enforcement action against our coffee products, our third-party supplier of THC-free CBD isolate powder, or those marketing similar products, which could limit or prevent us from marketing CBD-blended coffee products. While the FDA announced on March 5, 2020, that it is currently evaluating a risk-based enforcement policy for CBD to provide more clarity to industry and the public while the agency takes potential steps to establish a clear regulatory pathway, it remains unclear whether or when FDA will ultimately issue such an enforcement policy.

Moreover, local, state, federal, and international CBD, hemp and cannabis laws and regulations are rapidly changing and subject to evolving interpretations, which could require us to incur substantial costs associated with compliance requirements or alteration of certain aspects of our CBD coffee business plan or activities in the event that our CBD-blended coffee products become subject to new restrictions, including limitation of marketing and promotion, or potential removal from the market altogether. In addition, if a regulatory authority determines, or if litigators such as class action lawyers allege, that we have not complied with the applicable regulatory requirements, our business, financial condition and results of operations may be materially adversely impacted, and we or our customers could be subject to enforcement actions or loss of business.

We cannot predict the nature of any future laws, regulations, interpretations, or applications, nor can we determine what effect additional governmental regulations or administrative policies and procedures, when and if promulgated, could have on our activities in the hemp and CBD industry. The constant evolution of laws and regulations may require us to incur substantial costs associated with legal and compliance fees and ultimately require us to alter our current business plan.

S-16

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus and the information incorporated by reference herein and therein contain forward-looking statements concerning our business, operations and financial performance and condition, as well as our plans, objectives and expectations for our business operations and financial performance and condition, which are based on management’s beliefs and assumptions and on information currently available to management. In some cases, you can identify these statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expects,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of these terms or other comparable expressions that convey uncertainty of future events or outcomes, although not all forward-looking statements contain these terms.

These statements involve risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Forward-looking statements in this prospectus supplement and the accompanying prospectus include, but are not limited to, statements regarding:

●	our plans to obtain funding for our operations, including funding necessary to develop, manufacture and commercialize our products;
●	the impact to our business from the COVID-19 global crisis;
●	our business strategy pertaining to CBD-blended coffee products;
●	the evolving coffee preferences of North American coffee consumers;
●	the size and growth of the markets for our products and services;
●	our commercialization, marketing and manufacturing capabilities and strategy;
●	our ability to compete with companies producing similar beverage products;
●	our expectation that our existing capital resources will be sufficient to fund our operations for our operations for at least the next 12 months;
●	regulatory developments in the U.S. and in non-U.S. countries;
●	our ability to retain key management personnel;
●	the scope of protection we are able to establish and maintain for intellectual property rights covering our products and technology;
●	the accuracy of our estimates regarding expenses, future revenue, capital requirements and needs for additional financing;
●	our ability to develop and maintain our corporate infrastructure, including our internal control over financial reporting;
●	our ability to develop innovative new products;
●	our financial performance; and
●	our use of the net proceeds from this offering.

In addition, you should refer to the “Risk Factors” section of this prospectus supplement and the accompanying prospectus and the information incorporated by reference herein and therein for a discussion of other important factors that may cause actual results to differ materially from those expressed or implied by the forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus supplement and the accompanying prospectus will prove to be accurate. Furthermore, if the forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

You should read this prospectus supplement and the accompanying prospectus and the information incorporated by reference herein and therein completely and with the understanding that our actual results may differ materially from what we expect as expressed or implied by our forward-looking statements. In light of the significant risks and uncertainties to which our forward-looking statements are subject, you should not place undue reliance on or regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified timeframe, or at all. We discuss many of these risks in greater detail in the documents incorporated by reference herein and therein, including under the heading “Risk Factors.” Any forward-looking statement made by us in this prospectus supplement, the accompanying prospectus or in any documents incorporated by reference herein and therein speaks only as of the date on which we make it. These forward-looking statements represent our estimates and assumptions only as of the dates of this prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sale of our securities.

S-17

USE OF PROCEEDS

We estimate that our net proceeds from the sale of the Units offered pursuant to this prospectus supplement will be approximately $               million (or approximately $              million if the underwriters exercise in full their over-allotment option to purchase additional Units), based on the public offering price of $              per Unit, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. These amounts do not include the proceeds which we may receive in connection with the exercise of the Warrants offered hereby. We cannot predict when or if the Warrants will be exercised, and it is possible that the Warrants may expire and never be exercised. We intend to use the net proceeds from this offering for working capital and general corporate purposes.

Our management will have broad discretion to allocate the net proceeds to us from this offering and investors will be relying on the judgment of our management regarding the application of the proceeds from this offering. We reserve the right to change the use of these proceeds as a result of certain contingencies such as competitive developments, the results of our marketing efforts, acquisition and investment opportunities and other factors. An investor will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use the proceeds.

Pending use of the proceeds as described above, we intend to invest the proceeds in variety of capital preservation investments, including short-term, interest-bearing instruments.

S-18

Capitalization

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2020:

●	On an actual basis; and

●	As adjusted to give effect to the sale and issuance of shares of common stock being sold as part of the Units in this offering at a public offering price of $ per Unit, assuming no exercise of the underwriters’ option to purchase additional Units, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The information in this table is illustrative only and our capitalization following the closing of the offering will be adjusted based upon the actual public offering price and other terms of this offering determined at pricing. You should read this table in conjunction with the information contained in the section of this prospectus supplement titled “Use of Proceeds”, as well as the consolidated financial statements and the related notes and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in applicable reports filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and incorporated by reference in this prospectus supplement.

	As of December 31, 2020
	Actual	As Adjusted
Cash and cash equivalents	$5,321,558	$

Stockholders’ equity:
Common stock, $0.00001 par value per share; 100,000,000 shares authorized, actual, as adjusted and as further adjusted; 14,901,064 shares issued and outstanding, actual and issued and outstanding, as adjusted	149
Additional paid-in capital	47,672,684
Accumulated deficit	(40,168,850)
Accumulated other comprehensive loss	191,817
Total stockholders’ equity	$7,695,800	$
Total capitalization	$13,017,358	$

The number of shares of common stock to be outstanding immediately after this offering is based upon 14,901,064 shares outstanding as of December 31, 2020, and excludes the following:

●	2,273,803 shares of our common stock issuable upon the exercise of options outstanding as of December 31, 2020, with a weighted-average exercise price of $6.05 per share;

●	1,784,166 shares of our common stock reserved for future grant or issuance under the 2013 Plan;

●	2,565,031 shares of our common stock reserved for future grant or issuance under the 2019 Plan;

●	40,250 shares of our common stock issuable upon the exercise of outstanding warrants (excluding the Warrants) having an exercise price of $9.00 per share; and

●	shares of our common stock underlying the Warrants to be issued in connection with this offering.

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MARKET INFORMATION AND DIVIDEND POLICY

Our common stock is listed on the Nasdaq Capital Market under the symbol “NUZE”. As of December 31, 2020, there were approximately 587 holders of record of our common stock. The actual number of stockholders is considerably greater than this number of holders of record, and includes stockholders who are beneficial owners but whose shares are held in street name by brokers and other nominees.

We have not paid dividends on any of our classes of capital stock to date and do not anticipate paying any cash dividends on shares of our common stock in the foreseeable future. We currently intend to retain all of our future earnings, if any, to fund the development and growth of our business. Any future determination relating to our dividend policy will be made at the discretion of our Board and will depend on a number of factors, including future earnings, capital requirements, financial conditions, future prospects, contractual restrictions and covenants and other factors that our Board may deem relevant.

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DILUTION

If you invest in our securities in this offering, your ownership interest will be immediately diluted to the extent of the difference between the public offering price per Unit paid by the purchasers of the Units consisting of shares of common stock and Warrants to purchase shares of common stock in this offering and the pro forma net tangible book value per share of our common stock immediately after the closing of this offering.

Our net tangible book value is the amount of our total tangible assets less our total liabilities. Net tangible book value per share is our net tangible book value divided by the number of shares of common stock outstanding as of December 31, 2020. Our net tangible book value as of December 31, 2020 was $7.7 million, or $0.51 per share, based on 14,901,064 shares of our common stock outstanding as of December 31, 2020.

After giving effect to the sale and issuance by us of all of the Units (and shares of common stock included therein) in this offering at a public offering price of $           per Unit, and the receipt and application of the net proceeds, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma net tangible book value as of December 31, 2020 would have been approximately $           , or $           per share of common stock. This represents an immediate increase in pro forma net tangible book value of $           per share to our existing stockholders and an immediate dilution of $           per share to investors purchasing in this offering.

The following table illustrates this per share dilution:

Public offering price per Unit		$
Net tangible book value per share at December 31, 2020	$
Increase to net tangible book value per share attributable to investors purchasing in this offering	$
Pro forma net tangible book value per share as of December 31, 2020, after giving effect to this offering		$
Dilution of pro forma net tangible book value per share to investors purchasing in this offering		$

If the underwriters exercise their option to purchase additional shares in full, the pro forma net tangible book value per share of our common stock after giving effect to this offering would be approximately $            per share, and the dilution in pro forma net tangible book value per share to investors in this offering would be approximately $            per share of common stock.

The table and discussion above are based on 14,901,064 shares of common stock outstanding as of December 31, 2020, and excludes the following:

●	2,273,803 shares of our common stock issuable upon the exercise of options outstanding as of December 31, 2020, with a weighted-average exercise price of $6.05 per share;

●	1,784,166 shares of our common stock reserved for future grant or issuance under the 2013 Plan;

●	2,565,031 shares of our common stock reserved for future grant or issuance under the 2019 Plan;

●	40,250 shares of our common stock issuable upon the exercise of outstanding warrants (excluding the Warrants) having an exercise price of $9.00 per share; and

●	shares of our common stock underlying the Warrants to be issued in connection with this offering.

To the extent that any outstanding options or warrants (including the Warrants) are exercised, new investors will experience further dilution.

S-21

DESCRIPTION OF SECURITIES

Units Offered

We are offering             Units at a fixed price of $              per Unit. Each Unit consists of (a) one share of our common stock, (b) one Series A Warrant entitling the holder thereof to purchase one share of our common stock at an initial exercise of $              per whole share, exercisable until the fifth anniversary of the issuance date, and (c) one Series B Warrant entitling the holder thereof to purchase one-half of a share of our common stock at an initial exercise price of $              per whole share, exercisable until the fifth anniversary of their issuance date.

Common Stock

The material terms and provisions of our common stock are described under the caption “Description of Common Stock” starting on page 7 of the accompanying prospectus.

Warrant Agent

The Series A Warrants and Series B Warrants will be issued in registered form under separate warrant agent agreements (each a “Warrant Agent Agreement”) between us and our warrant agent, VStock Transfer, LLC (the “Warrant Agent”). The material provisions of the Warrants are set forth herein, and a copy of each of the Warrant Agent Agreements will be filed with the SEC as an exhibit to a Current Report on Form 8-K.

Series A Warrants

Exercise of Warrants. Each Series A Warrant is exercisable for one share of our common stock, with an exercise price equal to $ per share at any time for up to five (5) years after the date of the closing of this offering. The Series A Warrants issued in this offering will be governed by the terms of a global Series A Warrant held in book-entry form. The holder of a Series A Warrant will not be deemed a holder of our underlying common stock until the Series A Warrant is exercised.

Subject to certain limitations as described below, the Series A Warrants are immediately exercisable upon issuance on the closing date and expire on the five (5) year anniversary of the closing date. Subject to limited exceptions, a holder of Series A Warrants will not have the right to exercise any portion of its Series A Warrants if the holder (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own a number of shares of common stock in excess of 4.99% (or, at the election of the purchaser prior to the date of issuance, 9.99%) of the shares of our common stock then outstanding after giving effect to such exercise.

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The exercise price and the number of shares issuable upon exercise of the Series A Warrants is subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock. The Series A Warrant holders must pay the exercise price in cash upon exercise of the Series A Warrants, unless such Series A Warrant holders are utilizing the cashless exercise provision of the Series A Warrants.

Upon the holder’s exercise of a Series A Warrant, we will issue the shares of common stock issuable upon exercise of the Series A Warrant within two trading days following our receipt of a notice of exercise, provided that payment of the exercise price has been made (unless exercised to the extent permitted via the “cashless” exercise provision). Prior to the exercise of any Series A Warrants to purchase common stock, holders of the Series A Warrants will not have any of the rights of holders of the common stock purchasable upon exercise, including the right to vote, except as set forth therein.

Warrant holders may exercise Series A Warrants only if the issuance of the shares of common stock upon exercise of the Series A Warrants is covered by an effective registration statement, or an exemption from registration is available under the Securities Act and the securities laws of the state in which the holder resides. We intend to use commercially reasonable efforts to have the registration statement, of which this prospectus forms a part, effective when the Series A Warrants are exercised. The Series A Warrant holders must pay the exercise price in cash upon exercise of the Series A Warrants unless there is not an effective registration statement or, if required, there is not an effective state law registration or exemption covering the issuance of the shares underlying the Series A Warrants (in which case, the Series A Warrants may only be exercised via a “cashless” exercise provision).

Fundamental Transaction. In the event we consummate a merger or consolidation with or into another person or other reorganization event in which our common stock are converted or exchanged for securities, cash or other property, or we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets or we or another person acquire 50% or more of our outstanding shares of common stock, then following such event, the holders of the Series A Warrants will be entitled to receive upon exercise of such Series A Warrants the same kind and amount of securities, cash or property which the holders would have received had they exercised their Series A Warrants immediately prior to such fundamental transaction. Any successor to us or surviving entity shall assume the obligations under the Series A Warrants.

Exchange Listing. We do not intend to apply for listing of the Series A Warrants on any securities exchange or other trading system.

Series B Warrants

Exercise of Warrants. Each Series B Warrant is exercisable for one-half of a share of our common stock, with an exercise price equal to $           per share at any time up to five (5) years after the date of the closing of this offering. The Series B Warrants issued in this offering will be governed by the terms of a global Series B Warrant held in book-entry form. The holder of a Series B Warrant will not be deemed a holder of our underlying common stock until the Series B Warrant is exercised.

Subject to certain limitations as described below the Series B Warrants are immediately exercisable upon issuance on the closing date and expire on the five (5) year anniversary of the closing date. Subject to limited exceptions, a holder of Series B Warrants will not have the right to exercise any portion of its Series B Warrants if the holder (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own a number of shares of common stock in excess of 4.99% (or, at the election of the purchaser prior to the date of issuance, 9.99%) of the shares of our common stock then outstanding after giving effect to such exercise.

The exercise price and the number of shares issuable upon exercise of the Series B Warrants is subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock. The Series B Warrant holders must pay the exercise price in cash upon exercise of the Series B Warrants, unless such Series B Warrant holders are utilizing the cashless exercise provision of the Series B Warrants.

Upon the holder’s exercise of a Series B Warrant, we will issue the shares of common stock issuable upon exercise of the Series B Warrant within two trading days following our receipt of a notice of exercise, provided that payment of the exercise price has been made (unless exercised to the extent permitted via the “cashless” exercise provision). Prior to the exercise of any Series B Warrants to purchase common stock, holders of the Series B Warrants will not have any of the rights of holders of the common stock purchasable upon exercise, including the right to vote, except as set forth therein.

Warrant holders may exercise Series B Warrants only if the issuance of the shares of common stock upon exercise of the Series B Warrants are covered by an effective registration statement, or an exemption from registration is available under the Securities Act and the securities laws of the state in which the holder resides. We intend to use commercially reasonable efforts to have the registration statement, of which this prospectus forms a part, effective when the Series B Warrants are exercised. The Series B Warrant holders must pay the exercise price in cash upon exercise of the Series B Warrants unless there is not an effective registration statement or, if required, there is not an effective state law registration or exemption covering the issuance of the shares underlying the Series B Warrants (in which case, the Series B Warrants may only be exercised via a “cashless” exercise provision).

Fundamental Transaction. In the event we consummate a merger or consolidation with or into another person or other reorganization event in which our common stock are converted or exchanged for securities, cash or other property, or we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets or we or another person acquire 50% or more of our outstanding shares of common stock, then following such event, the holders of the Series B Warrants will be entitled to receive upon exercise of such Series B Warrants the same kind and amount of securities, cash or property which the holders would have received had they exercised their Series B Warrants immediately prior to such fundamental transaction. Any successor to us or surviving entity shall assume the obligations under the Series B Warrants.

Exchange Listing. We do not intend to apply for listing of the Series B Warrants on any securities exchange or other trading system.

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Warrants Generally

Book-Entry Form

The Warrants will be registered securities and will be evidenced by a global certificate, which will be deposited on behalf of the Company with a custodian for The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., a nominee of DTC. If DTC subsequently ceases to make its book-entry settlement system available for the Warrants, the Company may instruct the Warrant Agent regarding making other arrangements for book-entry settlement. In the event that any Warrants are not eligible for, or it is no longer necessary to have the Warrants available in, book-entry form, then the Company may instruct the Warrant Agent to provide written instructions to DTC to deliver to the Warrant Agent for cancellation the global certificate, and the Company will instruct the Warrant Agent to deliver to DTC separate Warrant certificates as requested through the DTC system.

Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name that Warrant will be registered on the Warrant register (the “holder”) as the absolute owner of such Warrant for purposes of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent will be affected by any notice to the contrary. Notwithstanding the foregoing, nothing herein will prevent the Company, the Warrant Agent or any agent of the Company or the Warrant Agent from giving effect to any written certification, proxy or other authorization furnished by DTC governing the exercise of the rights of a holder of a beneficial interest in any Warrant. The rights of beneficial owners in a Warrant evidenced by the global certificate will be exercised by the holder or a participant through the DTC system, except to the extent set forth herein or in the global certificate.

A holder whose interest in a global Warrant is a beneficial interest in a global Warrant held in book-entry form through DTC (or another established clearing corporation performing similar functions), will effect exercises by delivering to DTC (or such other clearing corporation, as applicable) the appropriate instruction form for exercise, complying with the procedures to effect exercise that are required by DTC (or such other clearing corporation, as applicable).

Beneficial Ownership Exercise Limitation

Each holder of the Warrants will be subject to a requirement that they will not have the right to exercise the Warrants to the extent that, after giving effect to such exercise, such holder (together with its affiliates) would beneficially own in excess of 4.99% (subject to increase at the option of the holder to 9.99% upon 61 days’ prior written notice) of the shares of our common stock outstanding immediately after giving effect to such exercise.

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Material U.S. Federal Income Tax considerations

The following is a general discussion of the material U.S. federal income tax consequences of the purchase, ownership and disposition of the Units purchased in this offering. This discussion is for general information only, is not tax advice and does not purport to be a complete analysis of all the potential tax considerations. This discussion is based upon the provisions of the Internal Review Code of 1986, as amended (the “Code”), existing and proposed Treasury Regulations promulgated thereunder, current administrative rulings and judicial decisions, all in effect as of the date hereof. These authorities may be changed, possibly retroactively, which could result in U.S. federal income tax consequences different from those set forth below. We have not sought, and will not seek, any ruling from the Internal Revenue Service (“IRS”), with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This summary does not address the tax considerations arising under the laws of any U.S. state, local or any non-U.S. jurisdiction, or under U.S. federal non-income tax laws, or the potential application of the Medicare contribution tax on net investment income. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

●	banks, insurance companies, regulated investment companies, real estate investment trusts or other financial institutions;

●	persons subject to the alternative minimum tax;

●	tax-exempt organizations or governmental organizations;

●	U.S. shareholders of controlled foreign corporations and passive foreign investment companies;

●	corporations that accumulate earnings to avoid U.S. federal income tax and personal holding companies;

●	brokers or dealers in securities or currencies;

●	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

●	partnerships or other entities or arrangements classified as partnerships for U.S. federal income tax purposes or other pass-through entities (and investors therein);

●	persons that own, or are deemed to own, more than five percent of our common stock (except to the extent specifically set forth below);

●	certain former citizens or long-term residents of the United States;

●	persons whose functional currency is not the U.S. dollar;

●	persons who hold our Units or any part thereof as a position in a hedging transaction, “straddle,” “conversion transaction” or engage in a wash sale or other risk reduction transaction or integrated investment;

●	persons subject to special tax accounting rules as a result of any item of gross income with respect to our common stock being taken into account in an applicable financial statement within the meaning of 451(b) of the Code;

●	persons who hold or receive our Units pursuant to the exercise of any employee stock option or otherwise as compensation;

S-25

●	persons who hold or receive our common stock pursuant to conversion rights under convertible instruments other than the Warrants;

●	persons who do not hold our Units as a capital asset within the meaning of Section 1221 of the Code; or

●	persons deemed to sell our Units or any part thereof under the constructive sale provisions of the Code.

For the purposes of this discussion, a “U.S. holder” means a beneficial owner of our common stock that is, for U.S. federal income tax purposes: (a) an individual who is a citizen or resident of the United States, (b) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes), created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (d) a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. A “non-U.S. holder” is, for U.S. federal income tax purposes, a beneficial owner of common stock that is not a U.S. holder.

If a partnership or entity classified as a partnership for U.S. federal income tax purposes holds our Units, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. This summary does not address the tax considerations of partners in domestic or foreign partnerships that hold our Units. Accordingly, partnerships that hold our Units, and partners in such partnerships, should consult their tax advisors.

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our Units arising under the U.S. federal estate or gift tax laws or under the laws of any state, local, non-U.S. or other taxing jurisdiction or under any applicable tax treaty. In addition, significant changes in U.S. federal income tax laws were recently enacted and further changes may be enacted in the future. You should consult with your tax advisor with respect to such changes in U.S. tax law as well as potential changes in state tax laws.

General Treatment of Units

There is no authority directly addressing the treatment, for U.S. federal income tax purposes, of instruments with terms substantially the same as the Units and, therefore, their treatment is not entirely clear. However, we believe that the acquisition of a Unit should be treated for U.S. federal income tax purposes as the acquisition of one share of our common stock, one Series A Warrant and one Series B Warrant. We intend to treat the acquisition of a Unit in this manner and, by purchasing a Unit, you agree to adopt such treatment for tax purposes. Each holder of a Unit must allocate the purchase price paid by such holder for such Unit between the share of common stock and the Series A and Series B Warrants based on their respective relative fair market values. A holder’s initial tax basis in the common stock and the Series A and Series B Warrants included in each Unit should equal the portion of the purchase price of the Unit allocated thereto. The separation of the common stock and the Series A and Series B Warrants constituting a Unit should not be a taxable event for U.S. federal income tax purposes.

The foregoing treatment of the Units and a holder’s purchase price allocation are not binding on the IRS or the courts. Because there is no authority that directly addresses instruments that are similar to the Units, no assurance can be given that the IRS or the courts will agree with the characterization described above or the discussion below. Each prospective investor is urged to consult its tax advisors regarding the U.S. federal, state, local and any foreign tax consequences of an investment in a Unit (including alternative characterizations of a Unit and its components). The following discussion is based on the assumption that the characterization of the common stock and the Series A and Series B Warrants and the allocation described above are respected for U.S. federal income tax purposes.

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U.S. Holders

Distributions on Common Stock

As described in the section captioned “Market Information and Dividend Policy,” we have never paid cash distributions on our common stock and do not anticipate doing so in the foreseeable future. In the event that we do make distributions on our common stock to a U.S. holder, those distributions generally will constitute dividends for U.S. tax purposes to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that is applied against and reduces, but not below zero, a U.S. holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain realized on the sale or exchange of our common stock as described below under the section titled “Disposition of Our Common Stock.” Under current law, if certain requirements are met, a preferential U.S. federal income tax rate will apply to any dividends paid to a beneficial owner of our common stock who is an individual U.S. holder and meets certain holding period requirements.

Distributions constituting dividends for U.S. federal income tax purposes that are made to U.S. holders that are corporate shareholders may qualify for a dividends received deduction (“DRD”), which is generally available to corporate shareholders. The amount of the deduction will depend on the corporate shareholder’s ownership percentage. No assurance can be given that we will have sufficient earnings and profits (as determined for U.S. federal income tax purposes) to cause any distributions to be eligible for a DRD. In addition, a DRD is available only if certain holding periods and other taxable income requirements are satisfied.

Disposition of Our Common Stock

Upon a sale or other taxable disposition of our common stock, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the common stock. Capital gain or loss will constitute long-term capital gain or loss if the U.S. holder’s holding period for the common stock exceeds one year. The deductibility of capital losses is subject to certain limitations. U.S. holders who recognize losses with respect to a disposition of our common stock should consult their own tax advisors regarding the tax treatment of such losses.

Adjustments to the Number of Shares Underlying the Warrants and/or Exercise Price of the Warrants.

The exercise price and number of shares of common stock issuable upon exercise of the Series A and Series B Warrants may be adjusted in certain circumstances, as discussed in the sections of this prospectus captioned “Description of Securities—Warrant Agent—Series A Warrants” and “Description of Securities—Warrant Agent—Series B Warrants.” Certain adjustments to, or failure to adjust, the number of shares underlying the Warrants and/or exercise price of the Warrants may cause holders of our common stock to be treated as having received a distribution on our common stock, to the extent any such adjustment or failure to adjust results in an increase in the proportionate interest of such holders in us. Such a distribution could be taxable to holders as a dividend, return of capital or capital gain generally in accordance with rules discussed above under the heading “Distributions on Common Stock.”

Exercise of a Warrant

Except as discussed below with respect to the cashless exercise of a Warrant, a U.S. Holder will not recognize gain or loss upon the exercise of a Warrant. The U.S. Holder’s tax basis in the shares of our common stock received upon exercise of the Warrant will generally be an amount equal to the sum of the U.S. Holder’s initial investment in the Warrant (i.e., the portion of the U.S. Holder’s purchase price for a Unit that is allocated to the Warrant, as described above under “— General Treatment of Units”) and the exercise price of such Warrant. It is unclear whether a U.S. Holder’s holding period for our common stock received upon exercise of the Warrant would commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant; however, in either case the holding period will not include the period during which the U.S. Holder held the Warrants.

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In certain cases, holders may exercise their warrants on a “cashless” basis. The tax consequences of a cashless exercise of a Warrant are not clear under current tax law. A cashless exercise may be nontaxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s tax basis in our common stock received would generally equal the holder’s tax basis in the Warrant. If the cashless exercise were treated as not being a realization event, it is unclear whether a U.S. Holder’s holding period for our common stock would commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant. If, however, the cashless exercise were treated as a recapitalization, the holding period of our common stock would include the holding period of the Warrant.

It is also possible that a cashless exercise could be treated as a taxable exchange in which gain or loss is recognized. In such event, a U.S. Holder would be deemed to have surrendered a number of Warrants having a value equal to the exercise price. The U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of our common stock represented by the Warrants deemed surrendered and the U.S. Holder’s tax basis in the Warrants deemed surrendered. In this case, a U.S. Holder’s tax basis in our common stock received would equal the sum of the U.S. Holder’s initial investment in the Warrants exercised (i.e., the portion of the U.S. Holder’s purchase price for the Units that is allocated to the Warrant, as described above under “— General Treatment of Units”) and the exercise price of such Warrants. It is unclear whether a U.S. Holder’s holding period for our common stock would commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to our common stock received, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the tax consequences of a cashless exercise.

Sale, Exchange or Expiration of a Warrant

Upon a sale, exchange (other than by exercise) or expiration of a Warrant, a U.S. Holder will recognize taxable gain or loss in an amount equal to the difference between (1) the amount realized upon such disposition or expiration (or, if the Warrant is held as part of a Unit at the time of the disposition of the Unit, the portion of the amount realized on such disposition that is allocated to the Warrant based on the then fair market values of the Warrant and our common stock constituting such Unit) and (2) the U.S. Holder’s tax basis in the Warrant (that is, the portion of the U.S. Holder’s purchase price for a Unit that is allocated to the Warrant, as described above under “— General Treatment of Units”). Such gain or loss will generally be treated as long-term capital gain or loss if the Warrant is held by the U.S. Holder for more than one year at the time of such disposition or expiration. If a Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the Warrant. The deductibility of capital losses is subject to certain limitations.

Adjustments to the Number of Shares Underlying the Warrants and/or Exercise Price of the Warrants.

The exercise price and number of shares of common stock issuable upon exercise of the Series A and Series B Warrants may be adjusted in certain circumstances, as discussed in the sections of this prospectus captioned “Description of Securities—Warrant Agent—Series A Warrants” and “Description of Securities—Warrant Agent—Description of Series B Warrants.” An adjustment which has the effect of preventing dilution is generally not a taxable event. Nevertheless, certain adjustments to, or failure to adjust, the number of shares underlying the Warrants and/or exercise price of the Warrants may cause holders of Warrants to be treated as having received a distribution on the Warrants, to the extent any such adjustment or failure to adjust results in an increase in the proportionate interest of such holders in us. Such a distribution would be taxable as a dividend, return of capital or capital gain in accordance with rules discussed above under the heading “Distributions on Common Stock.”

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to payments of dividends (including constructive dividends) on the common stock and to the proceeds of a sale or other disposition of common stock paid by us to a U.S. holder unless such U.S. holder is an exempt recipient, such as a corporation. Backup withholding will apply to those payments if the U.S. holder fails to provide the holder’s taxpayer identification number, or certification of exempt status, or if the holder otherwise fails to comply with applicable requirements to establish an exemption.

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Backup withholding is not an additional tax. Rather, any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS. U.S. holders should consult their own tax advisors regarding their qualification for exemption from information reporting and backup withholding and the procedure for obtaining such exemption.

Non-U.S. Holders

Distributions on Common Stock

As described in the section captioned “Market Information and Dividend Policy,” we have never paid cash distributions on our common stock and do not anticipate doing so in the foreseeable future. However, if we do pay cash distributions on our common stock, those payments will constitute dividends for U.S. tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce your basis in our common stock, but not below zero, and then will be treated as gain from the sale of common stock (see “– Disposition of Our Common Stock or Warrants” below).

Subject to the discussion below concerning effectively connected income, backup withholding and foreign accounts, any distribution (including constructive distributions) that is treated as a dividend paid to a non-U.S. holder generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or, if the non-U.S. holder is a qualified beneficiary of a country with which the United States has an income tax treaty, such lower rate as may be specified by the applicable income tax treaty. In order to receive a reduced treaty rate of withholding, a non-U.S. holder generally must provide the applicable withholding agent with an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate version of IRS Form W-8 certifying the non-U.S. holder’s entitlement to benefits under that treaty. You should consult your tax advisor concerning whether you may benefit from an applicable income tax treaty.

We generally are not required to withhold tax on dividends paid (or constructive dividends deemed paid) to a non-U.S. holder if the dividends are effectively connected with the holder’s conduct of a U.S. trade or business (or, if an income tax treaty is applicable, attributable to a permanent establishment or fixed base maintained by the holder in the United States) and a properly executed IRS Form W-8ECI stating that the dividends are so connected, is furnished to us (or, if stock is held through a financial institution or other agent, to the applicable withholding agent). Such effectively connected dividends, although not subject to withholding tax, are taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits, subject to an applicable income tax treaty providing otherwise. In addition, a corporate non-U.S. holder receiving effectively connected dividends may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty. You should consult your tax advisor regarding any applicable tax treaties that may provide for different rules.

If a non-U.S. holder holds stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to such agent. The holder’s agent may then be required to provide certification to the applicable withholding agent, either directly or through other intermediaries. If you are eligible for a reduced rate of U.S. withholding tax under an income tax treaty, you should consult with your own tax advisor to properly execute the relevant Form W-8 and/or to determine if you are able to obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS.

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Disposition of our Common Stock or Warrants

In general, subject to the discussion below under “Backup Withholding and Information Reporting,” a non-U.S. holder will not be subject to U.S. federal income tax or withholding tax on any gain realized upon the sale or other disposition of our common stock or Warrants unless:

●	the gain is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business (or, if an income tax treaty is applicable, the gain is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States);

●	the non-U.S. holder is a non-resident alien individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

●	our common stock constitutes a United States real property interest by reason of our status as a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the non-U.S. holder’s disposition of, or their holding period for, our common stock.

We believe that we are not currently and will not become a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our common stock is regularly traded on an established securities market, your common stock will be treated as U.S. real property interests only if you actually or constructively hold more than five percent of such regularly traded common stock at any time during the shorter of the five-year period preceding your disposition of, or your holding period for, our common stock.

A non-U.S. holder described in the first bullet above will be required to pay tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates and in the manner applicable to U.S. persons, and a corporate non-U.S. holder described in the first bullet above also may be subject to the branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. A non-U.S. holder described in the second bullet above will be subject to tax at 30% (or such lower rate specified by an applicable income tax treaty) on the gain derived from the sale, which gain may be offset by U.S. source capital losses for the year (provided such holder has timely filed U.S. federal income tax returns with respect to such losses). You should consult your tax advisor concerning whether any applicable income tax or other treaties may provide for different rules.

Exercise of a Warrant

The U.S. federal income tax treatment of a non-U.S. Holder’s exercise of a warrant generally will correspond to the U.S. federal income tax treatment of the exercise of a warrant by a U.S. Holder, as described under “U.S. Holders — Exercise of a Warrant” above; however, to the extent a cashless exercise results in a taxable exchange, the tax consequences to the non-U.S. Holder would be the same as those described above in “Non-U.S. Holders — Disposition of Our Common Stock or Warrants.”

Adjustments to the Number of Shares Underlying the Warrants and/or Exercise Price of the Warrants.

As discussed above, certain adjustments to the number of shares underlying the Warrants or the exercise price of the Warrants or the failure to adjust the number of shares underlying the Warrants and/or exercise price of the Warrants may cause holders of our common stock or Warrants to be treated as having received a distribution to the extent any such adjustment or failure to adjust results in an increase in the proportionate interest of such holders in us. Such a distribution could be taxable to holders as a dividend, return of capital or capital gain generally in accordance with rules discussed above under the heading “Non-U.S. Holders—Distributions on Common Stock.”

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS certain information, including the amount of distributions (including constructive distributions) on our common stock paid to each non-U.S. holder, their name and address, and the amount of tax withheld, if any. A similar report will be sent to the applicable non-U.S. holder. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in the non-U.S. holder’s country of residence.

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Payments of dividends (including constructive dividends) or of proceeds on the disposition of our common stock made to a non-U.S. holder may be subject to information reporting and backup withholding at a current rate of 24% unless the non-U.S. holder establishes an exemption, for example, by properly certifying their non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that a holder is a U.S. person.

Under current U.S. federal income tax law, U.S. information reporting and backup withholding requirements generally will apply to the proceeds of a disposition of our common stock effected by or through a U.S. office of any broker, U.S. or foreign, except that such requirements may be avoided if the non-U.S. holder provides a properly executed and appropriate IRS Form W-8 or otherwise meets documentary evidence requirements for establishing non-U.S. holder status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding requirements will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the U.S. through a non-U.S. office of a non-U.S. broker. Information reporting and backup withholding requirements may, however, apply to a payment of disposition proceeds if the broker has actual knowledge, or reason to know, that the holder is, in fact, a U.S. person that has not provided a properly executed form W-9 to the broker or the broker has been notified by the IRS that it should withhold (generally, because the taxpayer has provided an incorrect TIN or failed to properly report income). For information reporting purposes, certain brokers with substantial U.S. ownership or operations will generally be treated in a manner similar to U.S. brokers.

Backup withholding is not an additional tax; rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, you may be able to obtain a refund or credit from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Foreign Account Tax Compliance Act

Sections 1471-1474 of the Code (colloquially known as the Foreign Account Tax Compliance Act, or “FATCA”) and the rules and regulations promulgated thereunder generally impose withholding tax at a rate of 30% on U.S. source dividends (including constructive dividends) and other items of U.S. source fixed or determinable annual or periodic income as defined under Section 1473 of the Code and regulations promulgated thereunder if paid to a foreign financial institution (“FFI”) (as specially defined under the FATCA rules), unless the FFI enters into an agreement with the U.S. government to, among other things, withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding the U.S. account holders of the FFI (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or otherwise establishes an exemption. The U.S. government has entered into inter-governmental agreements (“IGA’s”) with a number of jurisdictions. Where an IGA is applicable, its terms may substantially modify the application of the FATCA reporting rules; however, all such agreements will ultimately grant the U.S. government substantial information concerning the U.S. account holders of the FFI. In addition, FATCA also imposes a U.S. federal withholding tax of 30% on U.S. source dividends (including constructive dividends) on our common stock if paid to a “non-financial foreign entity” (as specially defined under these rules) unless such entity provides the withholding agent with a certification identifying certain substantial direct and indirect U.S. owners of the entity, certifies that there are none or otherwise establishes an exemption. The withholding provisions under FATCA generally apply to dividends (including constructive dividends) on our common stock. FATCA withholding also applies to gross proceeds from the sale or other disposition of our common stock; however, proposed regulations would eliminate withholding on such proceeds. IRS stated in the preamble to these proposed regulations that taxpayers may rely on the proposed regulations until final regulations are issued. You should consult your tax advisors regarding the possible implications of FATCA on your investment in our common stock and Warrants.

The preceding discussion of U.S. federal tax considerations is for general information only. It is not tax advice. Each prospective investor should consult its tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, holding and disposing of our common, including the consequences of any proposed change in applicable laws.

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UNDERWRITING

Aegis Capital Corp. is acting as the representative of the underwriters of the offering. We have entered into an underwriting agreement dated               , 2021, with the representative on behalf of the several underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to each underwriter named below, and each underwriter named below has severally agreed to purchase, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus, the number of Units at the public offering price, less the underwriting discounts and commissions, as set forth on the cover page of this prospectus next to its name in the following table:

Underwriter	Number of Units
Aegis Capital Corp.

Total

The underwriters are committed to purchase all the shares of common stock and warrants offered by the Company, other than those covered by the over-allotment option to purchase additional shares of common stock and/or Warrants described below. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, the underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares offered by us in this prospectus are subject to various representations and warranties and other customary conditions specified in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

The underwriters are offering the shares of common stock and warrants subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

We have granted the underwriters an over-allotment option. This option, which is exercisable within 45 days after the date of the closing of the Offering, permits the underwriters to purchase up to           additional shares of common stock and/or Series A Warrants to purchase up to an aggregate of           shares of common stock and, or Series B Warrants to purchase up to an aggregate of           shares of common stock, in any combinations thereof, from us, solely to cover over-allotments, if any. In connection with an exercise of this option, the purchase price to be paid by the underwriters to us (i) for any additional shares of common stock will be $            per share, (ii) for any Additional Class A Warrants will be $            per underlying share of common stock, and (iii) for any Additional Class B Warrants shall be equal to the product of $            per underlying share of common stock. If the underwriters exercise this option in whole or in part, then the underwriters will be severally committed, subject to the conditions described in the underwriting agreement, to purchase the additional shares of common stock and/or Warrants in proportion to their respective commitments set forth in the above table.

Discounts, Commissions and Reimbursement

The Representative has advised us that the underwriters propose to offer the Units to the public at the public offering price per Unit set forth on the cover page of this prospectus. The underwriters may offer shares to securities dealers at that price less a concession of not more than $            per unit. After the initial offering to the public, the public offering price and other selling terms may be changed by the representative.

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The following table summarizes the underwriting discounts and commissions and proceeds, before expenses, to us assuming both no exercise and full exercise by the underwriters of their over-allotment option to purchase additional Units:

Total
	Per Unit	Without Option	With Option
Public offering price	$	$	$
Underwriting discounts and commissions (7%)	$	$	$
Non-accountable expense allowance (1%)	$	$	$
Proceeds, before expenses, to us	$	$	$

We have agreed to pay the following expenses of the underwriters relating to the offering: (a) all filing fees and expenses relating to the registration of the securities offered pursuant to this prospectus with the SEC; (b) all FINRA public offering filing fees; (c) all fees and expenses relating to the listing of the Company’s common stock on the Nasdaq Stock Market; (d) all fees, expenses and disbursements relating to the registration or qualification of the securities offered hereby under the “blue sky” securities laws of such states and other jurisdictions as Aegis may reasonably designate (including, without limitation, all filing and registration fees, and the reasonable fees and disbursements of the Company’s “blue sky” counsel, which will be Aegis’s counsel) unless such filings are not required in connection with the Company’s listing on the Nasdaq Stock Market; (e) all fees, expenses and disbursements relating to the registration, qualification or exemption of the securities offered hereby under the securities laws of such foreign jurisdictions as Aegis may reasonably designate; (f) the costs of all mailing and printing of the offering documents; (g) transfer and/or stamp taxes, if any, payable upon the transfer of securities from the Company to Aegis; and (h) the fees and expenses of the Company’s accountants. The Company shall be responsible for Aegis’ legal costs and expenses irrespective of whether the offering is consummated or not, subject to a maximum of $25,000 in total fees and expenses in the event that there is not a closing of this offering.

We estimate the expenses of this offering payable by us will be approximately $               (inclusive of the 1% non-accountable expense allowance and assuming no exercise of the overallotment option).

Right of First Refusal

Until           , 2021, nine months from the effective date of the registration statement related to this offering, the Representative shall have a right of first refusal to act as sole book-running manager, sole underwriter or sole placement agent, at the Representative’s sole discretion, for each and every future public offering (excluding an “at-the-market” facility after the first 90 days of this period) or private placement or any other capital raising financing of equity, equity-linked or debt securities by the Company or any of its subsidiaries, subject to certain exceptions. The representative shall have the sole right to determine whether or not any other broker-dealer shall have the right to participate in any such offering and the economic terms of any such participation. The representative will not have more than one opportunity to waive or terminate the right of first refusal in consideration of any payment or fee.

Lock-Up Agreements

We and each of our directors and executive officers (which includes our Chief Executive Officer, President, Treasurer, Secretary and Chairman of the Board, who is also our principal stockholder) have agreed that, without the prior written consent of the representative, for a period of (a) in the case of us, 120 days after the closing of the offering, or (b) in the case of our directors and executive officers, until the earlier of (i) 120 days after the closing of the offering or (ii) 90 days after such person ceases to be a director or executive officer, we or they will not directly or indirectly:

●	issue (in the case of us), offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any shares of common stock or other capital stock or any securities convertible into or exercisable or exchangeable for our common stock or other capital stock, or enter into any variable rate transactions; or

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●	in the case of us, file or cause the filing of any registration statement under the Securities Act with respect to any shares of common stock or other capital stock or any securities convertible into or exercisable or exchangeable for our common stock or other capital stock; or

●	enter into any swap or other agreement, arrangement, hedge or transaction that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of our common stock or other capital stock or any securities convertible into or exercisable or exchangeable for our common stock or other capital stock, whether any transaction described in any of the foregoing bullet points is to be settled by delivery of our common stock or other capital stock, other securities, in cash or otherwise, or publicly announce an intention to do any of the foregoing;

except in each case, with respect to us, for (i) the adoption of an equity incentive plan and the grant of options and/or restricted stock grants thereunder, and the filing of a registration statement on Form S-8, provided that any sales by parties to the lock-ups agreements described above shall be subject to the lock-up agreements, (ii) the issuance of securities in connection with an acquisition or a strategic relationship, provided that none of such securities shall be saleable in the public market until the expiration of the 120-day period described above, and (iii) an “at-the-market” facility entered permitted as described under “Right of First Refusal” above.

Electronic Offer, Sale and Distribution of Securities

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members. The representative may agree to allocate a number of securities to underwriters and selling group members for sale to its online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us, and should not be relied upon by investors.

Stabilization

In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids and purchases to cover positions created by short sales.

Stabilizing transactions permit bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the shares while the offering is in progress.

Over-allotment transactions involve sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing shares in the open market.

Syndicate covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the over-allotment option. If the underwriters sell more shares than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the shares originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

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These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our shares of common stock or preventing or retarding a decline in the market price of our shares of common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Other Relationships

Certain of the underwriters and their affiliates may in the future provide various investment banking, commercial banking and other financial services for us and our affiliates for which they may in the future receive customary fees.

Offer restrictions outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement and the accompanying prospectus may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to Prospective Investors in Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”), and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term, as used in this prospectus means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

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LEGAL MATTERS

The validity of the securities offered hereby will be passed upon by our counsel, Polsinelli PC, Los Angeles, California. Sichenzia Ross Ference LLP, New York, New York, is representing the underwriters.

EXPERTS

The consolidated financial statements of NuZee, Inc. as of September 30, 2020 and 2019 and for each of the two years in the period ended September 30, 2020, incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended September 30, 2020 have been so incorporated in reliance on the report of MaloneBailey, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s website at www.sec.gov. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

Our website address is www.mynuzee.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus supplement or the accompanying prospectus or incorporated by reference into this prospectus supplement or the accompanying prospectus, and you should not consider information on our website to be part of this prospectus supplement or the accompanying prospectus. We have included our website address as an inactive textual reference only.

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC. This prospectus supplement and the accompanying prospectus omit some information contained in the registration statement in accordance with SEC rules and regulations. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement. Statements in this prospectus supplement and the accompanying prospectus about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may obtain the registration statement and exhibits to the registration statement from the SEC’s website, as provided above.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus supplement and the accompanying prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement and the accompanying prospectus, and subsequent information that we file with the SEC will automatically update and supersede previously filed information as applicable. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in this prospectus supplement modifies or replaces that statement. Since information that we later file with the SEC will update and supersede previously incorporated information, you should look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus supplement and the accompanying prospectus or in any documents previously incorporated by reference have been modified or superseded.

We incorporate by reference into this prospectus supplement and the accompanying prospectus our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, between the date of this prospectus supplement and the termination of the offering of the securities described in this prospectus supplement (in each case, other than information deemed furnished and not filed in accordance with SEC rules, including pursuant to Items 2.02 and 7.01 of Form 8-K or corresponding information furnished under Item 9.01 or included in a furnished exhibit, except as stated specifically below):

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●	our Annual Report on Form 10-K for the fiscal year ended September 30, 2020, filed on Form 10-K with the SEC on December 28, 2020;

●	our annual Proxy Statement on Schedule 14A relating to our annual meeting of stockholders, filed on January 27, 2021, with respect to those portions incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended September 30, 2020;

●	our Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2020, filed with the SEC on February 12, 2021;

●	our Current Reports on Form 8-K, filed with the SEC on October 27, 2020, November 24, 2020, January 15, 2021, March 3, 2021, and March 16, 2021; and

●	the description of our common stock contained in the Registration Statement on Form 8-A filed with the SEC on June 17, 2020, including any amendments or reports filed for the purpose of updating such description.

We also incorporate by reference into this prospectus supplement all reports and other documents we may file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement until the termination of this offering, other than any portion of the respective filings that are furnished, rather than filed, under the applicable SEC rules.

You may request a free copy of any of the documents incorporated by reference in this prospectus supplement and the accompanying prospectus (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) by writing or telephoning us as follows:

NuZee, Inc.

1401 Capital Avenue, Suite B

Plano, Texas 75074

(760) 295-2408

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PROSPECTUS

NuZee, Inc.

$100,000,000

Common Stock

Preferred Stock

Debt Securities

Warrants

Units

Rights

We may offer and sell, from time to time, in one or more offerings, together or separately, our common stock, preferred stock, debt securities, warrants or any combination of the foregoing, either individually or as units composed of one or more of the other securities. We may also issue rights to purchase the securities offered in this prospectus. This prospectus provides you with a general description of the securities. The aggregate public offering price of all securities issued by us under this prospectus may not exceed $100,000,000.

Each time we offer and sell securities, we will provide a supplement to this prospectus that contains specific information about the offering and the amounts, prices and terms of the securities. The supplement may also add, update or change information contained in this prospectus with respect to that offering. You should carefully read this prospectus and the applicable prospectus supplement before you invest in any of our securities.

We may offer and sell the securities described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections of this prospectus titled “About this Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.

Our common stock is listed on the Nasdaq Capital Market under the symbol “NUZE.” On August 28, 2020, the closing sale price of our common stock on the Nasdaq Capital Market was $20.00 per share.

Investing in our securities involves significant risks. See “Risk Factors” on page 5 of this prospectus, in our most recent Annual Report on Form 10-K and in any applicable prospectus supplement. You should read this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated             , 2020.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration statement, we may offer or sell any combination of the securities described in this prospectus, from time to time, and in one or more offerings, up to a total dollar amount of $100,000,000 as described in this prospectus. Each time that we offer and sell securities, we will provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you must rely on the information in the prospectus supplement. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

We have not authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate as of the date on the respective covers of such documents, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, such prospectus supplement, or any sale or issuance of a security, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed materially since those dates. You should rely only on the information contained or incorporated by reference in this prospectus or any accompanying prospectus supplement.

When we refer to “NuZee,” “we,” “our,” “us” and the “Company” in this prospectus, we mean NuZee, Inc. and its subsidiaries on a consolidated basis, unless otherwise specified. References to “you” refer to a prospective investor.

This prospectus and any accompanying prospectus supplement may include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included in this prospectus are the property of their respective owners.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s website at www.sec.gov. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

Our website address is www.mynuzee.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus or incorporated by reference into this prospectus or any prospectus supplement, and you should not consider information on our website to be part of this prospectus or any accompanying prospectus supplement. We have included our website address as an inactive textual reference only.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may obtain the registration statement and exhibits to the registration statement from the SEC’s website, as provided above.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede previously filed information as applicable. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement. Since information that we later file with the SEC will update and supersede previously incorporated information, you should look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or any accompanying prospectus supplement or in any documents previously incorporated by reference have been modified or superseded.

We incorporate by reference into this prospectus our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, between the date of this prospectus and the termination of the offering of the securities described in this prospectus (in each case, other than information deemed furnished and not filed in accordance with SEC rules, including pursuant to Items 2.02 and 7.01 of Form 8-K or corresponding information furnished under Item 9.01 or included in a furnished exhibit, except as stated specifically below):

●	our Annual Report on Form 10-K for the fiscal year ended September 30, 2019, filed on Form 10-K/A with the SEC on December 31, 2019;

●	our Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2019, filed with the SEC on February 10, 2020;

●	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2020, filed with the SEC on May 7, 2020;

●	our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2020, filed with the SEC on August 6, 2020;

●	our Current Reports on Form 8-K, filed with the SEC on October 15, 2019, October 28, 2019, January 15, 2020, June 19, 2020, June 23, 2020, July 10, 2020 and August 28, 2020; and

●	the description of our common stock contained in the Registration Statement on Form 8-A filed with the SEC on June 17, 2020, including any amendments or reports filed for the purpose of updating such description.

We also incorporate by reference into this prospectus all reports and other documents we may file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus until the offering of the particular securities covered by a prospectus supplement has been terminated or completed, other than any portion of the respective filings that are furnished, rather than filed, under the applicable SEC rules. In addition, all reports and other documents we may file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement of which this prospectus forms a part, and prior to effectiveness of such registration statement, shall be deemed to be incorporated by reference into this prospectus.

You may request a free copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) by writing or telephoning us as follows:

NuZee, Inc.

1700 Capital Avenue, Suite 100

Plano, Texas 75074

(760) 295-2408

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents incorporated by reference herein and therein may contain forward-looking statements that are based on management’s beliefs and assumptions and on information currently available to management. They can be identified by the use of forward-looking words, such as “anticipate,” “believe,” “could,” “estimate,” “expects,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of these terms or other comparable expressions that convey uncertainty of future events or outcomes, although not all forward-looking statements contain these terms. Forward-looking statements may include, but are not limited to, statements regarding our plans to obtain funding for our operations, our ability to negotiate the terms of agreements with manufacturers of packing machinery and the impact to our business from the COVID-19 global crisis, and any statement that contains forward-looking words and other similar expressions.

The forward-looking statements included in this prospectus, any prospectus supplement and the documents incorporated by reference herein and therein reflect our current expectations and beliefs, and we do not undertake publicly to update or revise these statements, even if experience or future changes make it clear that any projected results expressed in this prospectus, any prospectus supplement and the documents incorporated by reference herein and therein will not be realized. In addition, the inclusion of any statement in this prospectus, any prospectus supplement and the documents incorporated by reference herein and therein does not constitute an admission by us that the events or circumstances described in such statement are material. Furthermore, we wish to caution and advise readers that these statements are based on assumptions that may not materialize and may involve risks and uncertainties, many of which are beyond our control that could cause actual events or performance to differ materially from those contained or implied in these forward-looking statements.

Among the factors that could cause actual results to differ materially are the factors discussed under “Risk Factors” in our Annual Report on Form 10-K/A for the fiscal year ended September 30, 2019. We also will include or incorporate by reference in each prospectus supplement important factors that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Should one or more known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could differ materially from past results and those anticipated, estimated, projected or implied by these forward-looking statements. You should consider these factors and the other cautionary statements made in this prospectus, any prospectus supplement or the documents we incorporate by reference herein or therein as being applicable to all related forward-looking statements wherever they appear in this prospectus, any prospectus supplement or the documents incorporated by reference. While we may elect to update forward-looking statements wherever they appear in this prospectus, any prospectus supplement or the documents incorporated by reference, we do not assume, and specifically disclaim, any obligation to do so, whether as a result of new information, future events or otherwise, except as required by law. Because of these uncertainties, you should not place undue reliance on these forward-looking statements.

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THE COMPANY

We are a specialty coffee company and, we believe, the leading single serve pour over coffee co-packer in the United States. Our mission is to leverage our position as a co-packer at the forefront of the North American single serve pour over coffee market to revolutionize the way single serve coffee is enjoyed in the United States. While the United States is our core market, we also have single serve pour over coffee sales operations in Japan as well as manufacturing and sales operations in Korea and a joint venture in Latin America. In addition, we plan to opportunistically leverage our strengths and relationships to grow our proprietary NuZee and Coffee Blenders brands in the United States and select international markets.

We believe we are the only commercial-scale producer of single serve drip cup coffee, and we intend to leverage our position to be the commercial manufacturer of choice for major companies seeking to enter the single serve drip cup market in North America. We target existing large, high-margin companies and are paid per-package based on the number of single serve pour over drip cups produced by us. We may also consider co-packaging other products that are complementary to single serve pour over drip coffee and provides us with a deeper access to our customers, such as tea bag coffee.

We were incorporated in 2011 in Nevada as Havana Furnishings, Inc. NuZee Co. Ltd. was incorporated in 2011. NuZee Co. Ltd. merged into Havana Furnishings, Inc. in 2013, and we changed our name to NuZee, Inc. Our principal executive offices are located at 1700 Capital Avenue, Suite 100, Plano, Texas 77055, and our telephone number is (760) 295-2408. We also maintain an office in Vista, California, and we lease modest office space in Japan.

Our corporate website is www.mynuzee.com. Information contained on, or that can be accessed through, our website is not a part of this prospectus or incorporated by reference into this prospectus, and you should not consider information on our website to be part of this prospectus or any accompanying prospectus supplement.

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RISK FACTORS

Investing in our securities involves a high degree of risk. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under “Risk Factors” in our most recent Annual Report on Form 10-K/A and in any subsequently filed Quarterly Report on Form 10-Q, together with the risk factors contained in our other SEC filings that we incorporate by reference into this prospectus or that may be included in any applicable prospectus supplement. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. The occurrence of any of these known or unknown risks might cause you to lose all or part of your investment in the offered securities.

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USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds from sales of the securities described in this prospectus for general corporate purposes, which could include working capital, capital expenditures, acquisitions and the repayment of indebtedness outstanding from time to time. Pending these uses, the net proceeds may also be temporarily invested in short-term securities.

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DESCRIPTION OF COMMON STOCK

This section describes the general terms and provisions of our common stock. The prospectus supplement relating to any offering of common stock, or other securities convertible into or exchangeable or exercisable for common stock, will describe more specific terms of the offering of common stock or other securities, including the number of shares offered, the initial offering price and market price and dividend information. The prospectus supplement may provide information that is different from this prospectus. If the information in the prospectus supplement with respect to our common stock being offered differs from this prospectus, you should rely on the information in the prospectus supplement.

The summary set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to our articles of incorporation, as amended, and our second amended and restated bylaws, each of which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. We encourage you to read our articles of incorporation, as amended, and our second amended and restated bylaws for additional information before you purchase any shares of our common stock. Our common stock and the rights of the holders of our common stock are subject to the applicable statutes of the State of Nevada, our articles of incorporation, as amended, our second amended and restated bylaws and the rights of the holders of our preferred stock, if any.

General

Our articles of incorporation, as amended, provide that we may issue up to 100,000,000 shares of common stock, par value $0.00001 per share. As of August 28, 2020, 14,567,755 shares of our common stock were outstanding and were held of record by approximately 580 stockholders.

Voting Rights

Holders of shares of our common stock do not have cumulative voting rights with respect to the election of directors or any other matter. The holders of our common stock are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

Dividends

The holders of our common stock have equal ratable rights to dividends from funds legally available therefor when, as and if declared by our Board of Directors, or Board. We have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our Board and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Preemptive Rights and Redemption

The holders of our common stock have no preemptive or other subscription or conversion rights. In addition, the shares of our common stock are not subject to redemption by operation of a sinking fund or otherwise.

Liquidation Rights

In the event of our liquidation, dissolution or winding up of our company, the holders of our common stock will be entitled to share ratably in all of our assets that are available for distribution after payment in full of all of our liabilities.

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Anti-Takeover Provisions

Nevada law, our articles of incorporation, as amended, and our second amended and restated bylaws contain certain provisions that have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board. We believe that the benefits of the increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Interested Stockholder Transactions under Nevada Law. We are subject to Section 78.411, et seq. of the Nevada Revised Statutes, which prohibits a publicly-held Nevada corporation from engaging in a business combination with an interested stockholder, generally a person which together with its affiliates owns, or within the last two years has owned, 10% of our voting stock, for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner.

Undesignated Preferred Stock. The ability of our Board, without action by the stockholders, to issue up to 100,000,000 shares of preferred stock, which was previously authorized but remain undesignated, with voting or other rights or preferences as designated by our Board could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of us.

Stockholder Meetings. Our second amended and restated bylaws provide that a special meeting of stockholders may be called only by stockholders holding at least ten percent (10%) of the voting shares of the Company, or by our president or a majority of the Board.

Stockholder Action by Written Consent. Nevada law provides that any action that may be taken at any annual or special meeting of the stockholders may be taken without a meeting if a consent thereto in writing is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Stockholders Not Entitled to Cumulative Voting. Our second amended and restated bylaws do not permit stockholders to cumulate their votes in the election of directors. Accordingly, the holders of a majority of the outstanding shares of our common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they choose, other than any directors that holders of our preferred stock may be entitled to elect.

Amendment of Charter and Bylaw Provisions. The amendment of any of the above provisions would require approval by holders of at least a majority of the total voting power of all of our outstanding voting stock.

The provisions of Nevada law, our articles of incorporation, as amended, and our second amended and restated bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the composition of our board and management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Listing

Our common stock is listed on the Nasdaq Capital Market under the symbol “NUZE.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is V Stock Transfer, LLC. Its address is 18 Lafayette Place, Woodmere, New York 11598.

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DESCRIPTION OF PREFERRED STOCK

Our articles of incorporation, as amended, provide that we may issue up to 100,000,000 shares of preferred stock, par value $0.00001 per share. As of August 28, 2020, no shares of preferred stock were outstanding. Shares of preferred stock may be issued from time to time in one or more series, each of which will have such distinctive designation or title as shall be determined by our Board prior to the issuance of any shares thereof. Preferred stock will have such voting powers, full or limited, or no voting powers, and such preferences, privileges and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, redemption rights, liquidation preference, sinking fund terms and the number of shares constituting any series or the designation of any series, as shall be stated in such resolution or resolutions providing for the issue of such class or series of preferred stock as may be adopted from time to time by the Board prior to the issuance of any shares thereof.

While we do not currently have any plans for the issuance of any shares of preferred stock, the issuance of such preferred stock could adversely affect the rights of the holders of common stock and, therefore, reduce the market price of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of the common stock until the Board determines the specific rights of the holders of the preferred stock; however, these effects may include:

●	Restricting dividends on the common stock;

●	Diluting the voting power of the common stock;

●	Impairing the liquidation rights of the common stock; or

●	Delaying, deterring or preventing a change in control of the Company.

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DESCRIPTION OF DEBT SECURITIES

We may offer debt securities from time to time, as either senior or subordinated debt or as senior or subordinated convertible debt, in one or more offerings under this prospectus. We will issue any such debt securities under one or more separate indentures that we will enter into with a trustee to be named in the indenture and specified in the applicable prospectus supplement. The specific terms of debt securities being offered will be described in the applicable prospectus supplement. We have filed a form of indenture as an exhibit to the registration statement of which this prospectus forms a part.

The prospectus supplement relating to a particular issue of debt securities will describe the terms of those debt securities and the related indenture, which may include (without limitation) the following:

●	the title or designation of the debt securities;

●	any limit upon the aggregate principal amount of the debt securities;

●	the price or prices at which the debt securities will be issued;

●	the maturity date or dates, or the method of determining the maturity date or dates, of the debt securities;

●	the date or dates on which we will pay the principal on the debt securities;

●	the interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the date or dates interest will be payable and the record dates for interest payment dates or the method for determining such dates;

●	the manner in which the amounts of payment of principal of, premium or interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;

●	any conversion or exchange features;

●	if payments of principal of, premium or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

●	the place or places where the principal of, premium and interest on the debt securities will be payable , where the debt securities may be surrendered for transfer or exchange and where notices or demands to or upon the Company may be served;

●	the terms and conditions upon which we may redeem the debt securities;

●	any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities;

●	the dates on which and the price or prices at which we may repurchase the debt securities at our option or at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

●	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

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●	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the entire principal amount;

●	if other than the U.S. dollar, the currencies or currency units in which the debt securities are issued and in which the principal of, premium and interest, if any, on, and additional amounts, if any, in respect of the debt securities will be payable;

●	whether the debt securities are to be issued at any original issue discount, or OID, and the amount of discount with which such debt securities may be issued;

●	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

●	the extent to which any of the debt securities will be issuable in temporary or permanent global form and, if so, the identity of the depositary for the global debt security, or the manner in which any interest payable on a temporary or permanent global debt security will be paid;

●	information with respect to book-entry procedures;

●	the terms and conditions upon which the debt securities will be so convertible or exchangeable into securities or property of another person, if at all, and any additions or changes, if any, to permit or facilitate such conversion or exchange;

●	whether the debt securities will be subject to subordination and the terms of such subordination;

●	any restriction or condition on the transferability of the debt securities;

●	a discussion of any material United States federal income tax consequences of owning and disposing of the debt securities;

●	the provisions related to compensation and reimbursement of the trustee which applies to securities of such series;

●	the events of default and covenants with respect to the debt securities and the acceleration provisions with respect to the debt securities;

●	any provisions for the satisfaction and discharge or defeasance or covenant defeasance of the indenture under which the debt securities are issued;

●	if other than the trustee, the identity of each security registrar, paying agent and authenticating agent; and

●	any other terms of the debt securities.

The indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York. We intend to disclose the relevant restrictive covenants for any issuance or series of debt securities in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange. As of the date of this prospectus, we have no outstanding registered debt securities.

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DESCRIPTION OF WARRANTS

We may issue, either separately or together with other securities, warrants for the purchase of any of the other types of securities that we may sell under this prospectus.

The warrants will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all to be set forth in the applicable prospectus supplement relating to any or all warrants in respect of which this prospectus is being delivered. Copies of the form of agreement for each warrant, which we refer to collectively as “warrant agreements,” including the forms of certificates representing the warrants, which we refer to collectively as “warrant certificates,” and reflecting the provisions to be included in such agreements that will be entered into with respect to the particular offerings of each type of warrant, will be filed with the SEC and incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

The following description sets forth certain general terms and provisions of the warrants to which any prospectus supplement may relate. The particular terms of the warrants to which any prospectus supplement may relate and the extent, if any, to which the general provisions may apply to the warrants so offered will be described in the applicable prospectus supplement. To the extent that any particular terms of the warrants, warrant agreements or warrant certificates described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superseded by that prospectus supplement. We encourage you to read the applicable warrant agreement and certificate for additional information before you purchase any of our warrants.

General

The prospectus supplement will describe the terms of the warrants in respect of which this prospectus is being delivered, as well as the related warrant agreement and warrant certificates, including the following, where applicable:

●	the principal amount of, or the number of, securities, as the case may be, purchasable upon exercise of each warrant and the initial price at which the principal amount or number of securities, as the case may be, may be purchased upon such exercise;

●	the designation and terms of the securities, if other than common stock, purchasable upon exercise of the warrants and of any securities, if other than common stock, with which the warrants are issued;

●	the procedures and conditions relating to the exercise of the warrants;

●	the date, if any, on and after which the warrants, and any securities with which the warrants are issued, will be separately transferable;

●	the offering price, if any, of the warrants;

●	the date on which the right to exercise the warrants will commence and the date on which that right will expire;

●	if applicable, a discussion of the material United States federal income tax considerations applicable to the exercise of the warrants;

●	whether the warrants represented by the warrant certificates will be issued in registered or bearer form and, if registered, where they may be transferred and registered;

●	call provisions, if any, of the warrants;

●	antidilution provisions, if any, of the warrants; and

●	any other material terms of the warrants.

The description in the prospectus supplement will not necessarily be complete and will be qualified in its entirety by reference to the warrant agreement and warrant certificate relating to the warrants being offered.

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Exercise of Warrants

Each warrant will entitle the holder to purchase for cash that principal amount of, or number of, securities, as the case may be, at the exercise price set forth in, or to be determined as set forth in, the applicable prospectus supplement relating to the warrants. After the close of business on the expiration date, unexercised warrants will become void. Upon receipt of payment and the warrant certificate properly completed and duly executed, we will, as soon as practicable, issue the securities purchasable upon exercise of the warrant. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining amount of warrants.

No Rights of Security Holder Prior to Exercise

Before the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon the exercise of the warrants, and will not be entitled to:

●	in the case of warrants to purchase debt securities, payments of principal of, or any premium or interest on, the debt securities purchasable upon exercise; or

●	in the case of warrants to purchase equity securities, the right to vote or to receive dividend payments or similar distributions on the securities purchasable upon exercise.

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DESCRIPTION OF UNITS

We may, from time to time, issue units composed of one or more of the other securities that may be offered under this prospectus, in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. We may enter into one or more unit agreements with a unit agent. Each unit agent will be a bank or trust company that we select. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

You should read any prospectus supplement related to the units being offered, as well as the complete unit agreements that contain the terms of the units. We will file as an exhibit to the registration statement of which this prospectus forms a part, or will incorporate by reference from another report that we file with the SEC, the form of each unit agreement relating to units offered under this prospectus.

Any applicable prospectus supplement may describe, among other things:

●	the material terms of the units and of the securities composing the units, including whether and under what circumstances those securities may be held or transferred separately;

●	any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;

●	the date, if any, on and after which the constituent securities composing the units will be separately transferable;

●	any special United States federal income tax considerations applicable to the units; and

●	any material provisions of the governing unit agreement that differ from those described above.

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DESCRIPTION OF RIGHTS

As specified in the applicable prospectus supplement, we may issue rights to purchase the securities offered in this prospectus to our existing stockholders, and such rights may or may not be issued for consideration. The applicable prospectus supplement will describe the terms of any such rights. The description in the prospectus supplement will not purport to be complete and will be qualified in its entirety by reference to the documents pursuant to which such rights will be issued.

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FORMS OF SECURITIES

Each debt security, warrant, unit and right will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities will be issued in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, warrants, units or rights represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Registered Global Securities

We may issue the registered debt securities, warrants, units and rights in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture, warrant agreement, unit agreement or rights agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, warrant agreement, unit agreement or rights agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement, unit agreement or rights agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, warrant agreement, unit agreement or rights agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

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Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants, units or rights, represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of us, the trustees, the warrant agents, the unit agents, the rights agents or any other agent of ours, agent of the trustees or agent of the warrant agents, unit agents or rights agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent, rights agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

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PLAN OF DISTRIBUTION

We may sell the securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods or through underwriters or dealers, through agents and/or directly to one or more purchasers. The securities may be distributed from time to time in one or more transactions:

●	at a fixed price or prices, which may be changed;

●	at market prices prevailing at the time of sale;

●	at prices related to such prevailing market prices; or

●	at negotiated prices.

Each time that we sell securities covered by this prospectus, we will provide a prospectus supplement or supplements that will describe the method of distribution and set forth the terms and conditions of the offering of such securities, including the offering price of the securities and the proceeds to us, if applicable.

Offers to purchase the securities being offered by this prospectus may be solicited directly. Agents may also be designated to solicit offers to purchase the securities from time to time. Any agent involved in the offer or sale of our securities will be identified in the applicable prospectus supplement.

If a dealer is utilized in the sale of the securities being offered by this prospectus, the securities will be sold to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

If an underwriter is utilized in the sale of the securities being offered by this prospectus, an underwriting agreement will be executed with the underwriter at the time of sale and the name of any underwriter will be provided in the prospectus supplement that the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we, or the purchasers of securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for which they may act as agent. Unless otherwise indicated in the applicable prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase securities as a principal, and may then resell the securities at varying prices to be determined by the dealer.

Any compensation paid to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be provided in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof and to reimburse those persons for certain expenses.

Any common stock to be issued will be listed on the Nasdaq Capital Market, but any other securities may or may not be listed on a national securities exchange. To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

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We may engage in “at-the-market-offerings” into an existing trading market within the meaning of Rule 415(a)(4) under the Securities Act. In addition, we may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be named in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus and the applicable prospectus supplement. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

The specific terms of any lock-up provisions in respect of any given offering will be described in the applicable prospectus supplement.

In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc., or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate proceeds of the offering.

The underwriters, dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business for which they receive compensation.

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LEGAL MATTERS

The validity of the issuance of the securities offered by this prospectus will be passed upon for us by Polsinelli PC, Los Angeles, California.

EXPERTS

The consolidated financial statements of NuZee, Inc. as of September 30, 2019 and 2018 and for each of the two years in the period ended September 30, 2019, and management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2019, incorporated in this prospectus by reference to the Annual Report on Form 10-K/A for the year ended September 30, 2019 have been so incorporated in reliance on the report (which includes an explanatory paragraph relating to NuZee’s ability to continue as a going concern as described in Note 2 to the financial statements) of MaloneBailey, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

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                   Units

Prospectus Supplement

                       , 2021

Aegis Capital Corp.